Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
among
PHYSICIANS FORMULA HOLDINGS, INC.,
PHYSICIANS FORMULA SUPERIOR HOLDINGS, LLC, and
PHYSICIANS FORMULA MERGER SUB, INC.

Dated as of August 14, 2012

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-ii-

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EXHIBITS

Exhibit A    Knowledge of the Company

Exhibit B    Certificate of Incorporation of Surviving Corporation

Exhibit C    Bylaws of Surviving Corporation

Exhibit D    Certificate of Merger

Exhibit E    Guarantee

Exhibit F    Individuals

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of August 14, 2012 (this “Agreement”), is made and entered into by and among Physicians Formula Holdings, Inc., a Delaware corporation (the “Company”), Physicians Formula Superior Holdings, LLC, a Delaware limited liability company (“Parent”), and Physicians Formula Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“MergerSub”).

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the parties intend that MergerSub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, and each share of the Company's common stock, par value $0.01 per share (the “Company Common Stock”) outstanding immediately prior to the Effective Time (other than (i) Company Common Stock held by holders who comply with the provisions of the DGCL regarding the right of stockholders to dissent from the Merger and require appraisal of their shares and (ii) Company Common Stock owned by Parent or MergerSub or any direct or indirect wholly owned Subsidiary of Parent or the Company immediately prior to the Effective Time, which will be cancelled with no consideration issued in exchange therefor) will thereupon be cancelled and converted into the right to receive cash in an amount equal to $4.25 (the “Company Common Stock Merger Consideration”), on the terms and subject to the conditions set forth herein;

WHEREAS, subject to the terms and conditions of this Agreement, the respective boards of directors of MergerSub and the Company have each determined that the Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of their respective stockholders and have approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the Merger, and the board of directors of the Company (the “Company Board”) is recommending that the holders of Company Common Stock approve the Merger and adopt this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company to enter into this Agreement, (i) the Investors (as defined herein) have entered into the Equity Commitment Letters (as defined herein), (ii) the Guarantor (as defined herein) has entered into the Guarantee (as defined herein) and (iii) the Lenders (as defined herein) have entered into the Debt Commitment Letters (as defined herein); and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to such transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01    Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means an agreement that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution of this Agreement, in either case containing provisions that require any counterparty(ies) thereto (and any of its (their) representatives named therein) that receive material non-public information of or with respect to the Company and its Subsidiaries to keep such information confidential; provided, in the case of clause (ii) that such agreement shall (x) not prohibit the Company from providing information to Parent or its Affiliates or require the Company to negotiate on an exclusive basis with such counterparty(ies) thereto (and any of its (their) representatives named therein) and (y) contain such terms and conditions that are substantially the same as those contained in the Confidentiality Agreement.

“Acquisition Proposal” means any proposal, offer, indication of interest or inquiry from any Person or group for, whether in one transaction or a series of related transactions, or relating to any (a) merger, consolidation, share exchange or business combination involving more than 20% of the total voting power of any class of the capital stock of the Company, (b) sale, lease, exchange, mortgage, transfer or other disposition, directly or indirectly, by merger, consolidation, combination, reorganization, share exchange or any similar transaction, of any assets of the Company or the Subsidiaries representing 20% or more of the consolidated assets of the Company and the Subsidiaries (including equity securities of the Subsidiaries), measured either by book value or fair market value, (c) issuance, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding voting of any class of equity securities of the Company, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding Company Common Stock or any class of equity securities of the Company, (e) recapitalization, liquidation, dissolution or other similar type of transaction with respect to the Company which would result in any Person or group acquiring 20% or more of the fair market value of the assets (including capital stock of the Subsidiaries) of the Company and Subsidiaries taken as a whole (including equity securities of the Subsidiaries), or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, that the term “Acquisition Proposal” shall not include the Merger or any of the other transactions contemplated by this Agreement. For the avoidance of doubt, if any material change is made to any Acquisition Proposal, such altered Acquisition Proposal shall be considered a separate and distinct Acquisition Proposal.

“Action” means any civil, criminal or administrative claim, action, suit, grievance, hearing, arbitration, mediation, investigation or other proceeding, investigation, audit, inquiry or review by any Governmental Authority or any arbitrator.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Affiliated Party” has the meaning set forth in Section 4.19.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Alternative Commitment Letters” has the meaning set forth in Section 7.13(c).

“Alternative Financing” has the meaning set forth in Section 7.13(c).

“Anti-Takeover Statutes” has the meaning set forth in Section 4.24.

“Applicable Date” means January 1, 2008.

“beneficial owner”, with respect to any Company Common Stock, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Blue Sky Laws” has the meaning set forth in Section 4.05(b).

“Business Day” means any day other than a Saturday, Sunday or any day which the Parent is closed for business or is a legal holiday under the laws of the State of California or is a day on which banking institutions in Los Angeles, California are authorized or obligated by Law or other governmental action to close.

“Certificate” or “Certificates” means any certificate representing Company Common Stock (it being understood that any reference to a Certificate shall be deemed to include reference to book-entry account statements relating to the ownership of Company Common Stock).

“Certificate of Merger” has the meaning set forth in Section 2.04.

“Claim” has the meaning set forth in Section 7.05(a).

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning set forth in Section 5.07.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Adverse Recommendation Change” has the meaning set forth in Section 7.03(a).

“Company Balance Sheet” has the meaning set forth in Section 4.07(b).

“Company Board” has the meaning set forth in the recitals of this Agreement.

“Company Bylaws” means the Second Amended and Restated By-laws of the Company, as amended and supplemented.

“Company Charter” means the Second Amended and Restated Certificate of Incorporation of the Company, as amended and supplemented.

“Company Closing Obligations and Expenses” means all of out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, experts and consultants to a party hereto) incurred by the Company and its Subsidiaries in connection with the potential sale of the Company and the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, and that may be incurred by the Company and its Subsidiaries in connection with the performance of its obligations (and enforcement of its rights) hereunder (including the preparation of the Proxy Statement and respective amendments thereto and all amounts payable in connection with the Transaction Litigation) through and including the Closing; provided that, for the avoidance of doubt, the foregoing shall not include: (i) expenses that may become payable pursuant to any employment or severance agreements to which the Company is a party, (ii) expenses incurred for any action taken at the request of Parent or MergerSub or in connection with the Financing, including any prepayment fees related to the repayment of Indebtedness at the Closing, (iii) fees and expenses of outside counsel, experts or consultants related to any Action related to Dissenting Stockholders, or (iv) amounts paid or reimbursed by insurance, and amounts properly submitted in good faith for payment or reimbursement of insurance.

“Company Collective Bargaining Agreement” has the meaning set forth in Section 4.25(a).

“Company Common Stock” has the meaning set forth in the recitals of this Agreement.

“Company Common Stock Merger Consideration” has the meaning set forth in the recitals of this Agreement.

“Company Financials” has the meaning set forth in Section 4.07(b).

“Company Intellectual Property” has the meaning set forth in Section 4.11(a).

“Company Material Adverse Effect” means an Effect that, individually or in the aggregate, (i) prevents or materially delays, or is reasonably expected to prevent or materially delay, the ability of the Company and its Subsidiaries to perform their respective obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, or (ii) is, or is reasonably expected to be, materially adverse to the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, other than, solely with respect to the immediately preceding clause “(ii)”, an Effect arising out of or resulting from, and none of the following shall constitute or be taken into account in determining whether a Company Material Adverse Effect, solely with respect to the immediately preceding clause “(ii)”, has occurred or may, would or could occur: (a) general legal, regulatory, political, business, economic, financial or securities market conditions in the U.S. or other countries where the Company or its Subsidiaries operate (including fluctuations, in and of themselves, in the price or trading volume of the Company Common Stock; provided, that the Effects giving rise to or contributing to such Effect that are not otherwise excluded from being taken into account in determining whether a Company Material Adverse Effect has occurred, shall be taken into account in determining whether there has been a Company Material Adverse Effect), (b) changes in conditions in the U.S. economy or the economy of other countries where the Company or its Subsidiaries operate (except to the extent such Effect affects the Company and its Subsidiaries in a materially disproportionate manner as compared to other participants in the industry in which the Company or its Subsidiaries operate), (c) changes in conditions in the industry in which the Company and its Subsidiaries operate (except to the extent such Effect affects the Company and its Subsidiaries in a materially disproportionate manner as compared to other participants in the industry in which the Company and its Subsidiaries operate), (d) the negotiation, execution or the announcement of this Agreement, the identity of Parent, the undertaking and performance or observance of the obligations required by this Agreement or the consummation or pendency of the Merger, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, regulators, partners or employees, or any litigation relating to this Agreement, the Merger or the other transactions contemplated by this Agreement or compliance by the Company with the terms of this Agreement, (e) changes in Laws or any changes in the interpretation or enforcement of Laws (except to the extent such Effect affects the Company and its Subsidiaries in a materially disproportionate manner as compared to other participants in the industry in which the Company and its Subsidiaries operate), (f) changes or prospective changes in GAAP, accounting standards or the accounting rules or regulations of the SEC or any changes or prospective changes in the interpretation of any of the foregoing (except to the extent such Effect affects the Company and its Subsidiaries in a materially disproportionate manner as compared to other participants in the industry in which the Company and its Subsidiaries operate), (g) failure by the Company to meet internal budgets, projections, forecasts or estimates of revenue, earnings, cash flow or cash position, in each case, whether or not publicly disclosed, or financial analyst projections or forecasts (provided, that the Effects giving rise to or contributing to such failure that are not otherwise excluded from being taken into account in determining whether a Company Material Adverse Effect has occurred, shall be taken into account in determining whether there has been a Company Material Adverse Effect), (h) acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (i) pandemics, earthquakes, hurricanes, tornados or other natural disasters, or (j) any action taken by the Company or its Subsidiaries that is required by this Agreement or at the express written request or with the express written consent of Parent or MergerSub.

“Company Plans” has the meaning set forth in Section 4.20(a).

“Company Preferred Stock” has the meaning set forth in Section 4.03(a).

“Company Products” shall mean all products and services developed or under development, owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company and any of its Subsidiaries.

“Company Related Parties” has the meaning set forth in Section 9.03(b).

“Company SEC Documents” has the meaning set forth in Section 4.07(a).

“Company Stock Options” has the meaning set forth in Section 3.01(d)(i).

“Company Stock Plan” has the meaning set forth in Section 3.01(d)(i).

“Company Stockholder Approval” has the meaning set forth in Section 4.04.

“Company Stockholders Meeting” has the meaning set forth in Section 7.01(a).

“Company Termination Fee” has the meaning set forth in Section 9.03(b).

“Company Warrants” has the meaning set forth in Section 3.01(d)(ii).

“Confidentiality Agreement” has the meaning set forth in Section 7.02(b).

“Consent” means any consent, approval, waiver or authorization of, notice to or declaration or filing.

“Contract” shall mean any written or oral agreement, contract, commitment, arrangement or other instrument or understanding of any nature, as in effect as of the date hereof or as may hereinafter be enforceable against, as applicable, the Company or its Subsidiaries or Parent or MergerSub.

“control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Debt Financing” has the meaning set forth in Section 5.07.

“Debt Commitment Letters” has the meaning set forth in Section 5.07.

“DGCL” has the meaning set forth in the recitals of this Agreement.

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement, which disclosure schedule is arranged in paragraphs corresponding to the numbered and lettered sections contained in Article IV of this Agreement, provided, that the disclosure of any fact or item in any section of the Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section so long as the relevance of such disclosure to such other section is reasonably apparent on its face from the nature of such disclosure. The disclosure of any fact or item in any section of the Disclosure Schedule that corresponds to a representation or warranty qualified by materiality or “Company Material Adverse Effect” is not intended to vary the definition of “Company Material Adverse Effect” or to imply that the item so included, or other items, are material. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement.

“Dissenting Shares” has the meaning set forth in Section 3.01(c).

“Dissenting Stockholder” has the meaning set forth in Section 3.04.

“D&O Expenses” has the meaning set forth in Section 7.05(a).

“Effect” means any effect, event, fact, development, condition, change, occurrence or circumstance.

“Effective Time” has the meaning set forth in Section 2.04.

“Enforceability Exceptions” means any exceptions to the enforceability of any agreement under applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors' rights generally or under principles of equity regarding the availability of remedies.

“Environmental Laws” has the meaning set forth in Section 4.16(a)

“Equity Award Consideration” means, collectively, the Option Merger Consideration and the Warrant Consideration.

“Equity Awards” has the meaning set forth in Section 3.01(d)(ii).

“Equity Financing” has the meaning set forth in Section 5.07.

“Equity Commitment Letters” has the meaning set forth in Section 5.07.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.20(h).

“Exchange Act” has the meaning set forth in Section 4.05(b).

“Exchange Fund” has the meaning set forth in Section 3.02(a).

“Excluded Shares” has the meaning set forth in Section 3.01(c).

“FDA” has the meaning set forth in Section 4.06(c).

“FDC Act” has the meaning set forth in Section 4.06(c).

“Financial Advisor” has the meaning set forth in Section 4.17.

“Financing” has the meaning set forth in Section 5.07.

“Form 10-K” has the meaning set forth in ARTICLE IV.

“Form 10-Q” has the meaning set forth in ARTICLE IV.

“Former Employee” has the meaning set forth in Section 6.01(b)(x).

“Fundamental Company Representations” means the representations and warranties of the Company set forth in Section 4.01(a) (Organization and Qualification; Subsidiaries; Authority), Section 4.02 (Organizational Documents), Section 4.03(a), Section 4.03(c) and Section 4.03(d) (Capitalization), Section 4.04 (Authority; Validity and Effect of Agreements), Section 4.05(c) (Authority), Section 4.17 (Brokers' and Finders' Fees), Section 4.18 (Opinion of Financial Advisor), Section

4.19 (Transactions with Affiliates), Section 4.24 (Inapplicability of Takeover Statutes) and Section 4.26 (Change of Control).

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission, including NASDAQ, or any court, tribunal, or judicial or arbitral body of any nature; or any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorizations” has the meaning set forth in Section 4.14.

“Governmental Order” has the meaning set forth in Section 8.01(c).

“Guarantee” has the meaning set forth in Section 5.07.

“Guarantor” has the meaning set forth in Section 5.07.

“Indebtedness” means, with respect to the Company and its Subsidiaries, (i) indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) obligations evidenced by notes, bonds, debentures or other similar instruments, (iii) obligations under leases (contingent or otherwise, as obligor, guarantor or otherwise) required to be accounted for as capitalized leases pursuant to GAAP, (iv) obligations for amounts drawn under acceptances, letters of credit, contingent reimbursement liabilities with respect to letters of credit or similar facilities, (v) any liability for the deferred purchase price of property or services, contingent or otherwise, as obligor or otherwise, other than accounts payable incurred in the Ordinary Course, (vi) guarantees and similar commitments relating to any of the foregoing items, and (vii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing.

“Indemnified Parties” has the meaning set forth in Section 7.05(a).

“Intellectual Property” has the meaning set forth in Section 4.11(a).

“Intervening Event” has the meaning set forth in Section 7.03(b)(iii).

“Investors” has the meaning set forth in Section 5.07.

“IRS” has the meaning set forth in Section 4.20(a).

“IT Systems” has the meaning set forth in Section 4.11(e).

“knowledge of the Company” means the actual knowledge of those individuals listed on Exhibit A and the knowledge that a reasonably prudent person holding the office that the applicable individual listed on Exhibit A holds would have obtained upon the ordinary exercise of their duties.

“Law” means any applicable federal, state, municipal, local or foreign statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree, writ or other order of any Governmental Authority.

“Lease Documents” has the meaning set forth in Section 4.10(b).

“Leased Real Property” has the meaning set forth in Section 4.10(a).

“Lenders” has the meaning set forth in Section 5.07.

“Liens” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, title defect, security interest or encumbrance of any kind in respect to such asset.

“Major Customer” has the meaning set forth in Section 4.29.

“Major Supplier” has the meaning set forth in Section 4.29.

“Material Contract” has the meaning set forth in Section 4.23(a).

“Materials of Environmental Concern” has the meaning set forth in Section 4.16(a).

“Merger” has the meaning set forth in the recitals of this Agreement.

“Merger Recommendation” has the meaning set forth Section 7.01(a)

“MergerSub” has the meaning set forth in the preamble of this Agreement.

“NASDAQ” means the NASDAQ Stock Market.

“New Financing Commitments” has the meaning set forth in Section 7.13(d).

“Option Merger Consideration” has the meaning set forth in Section 3.01(d)(i).

“Ordinary Course” means any action taken by the Company or any of its Subsidiaries that does not require authorization by the Company Board (or any of its committees) or the stockholders of the Company and is consistent in nature, scope and magnitude with the past practices of the Company or any of its Subsidiaries and is taken in the ordinary course of the normal, day-to-day operations of the Company or any of its Subsidiaries.

“Outside Date” has the meaning set forth in Section 9.01(b).

“Parent” has the meaning set forth in the preamble of this Agreement.

“Parent Material Adverse Effect” means any Effect that prevents or materially hinders or delays Parent or MergerSub from consummating the Merger or any of the other transactions contemplated by this Agreement.

“Parent Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, equity and equity-based compensation, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, retention or other benefit plan, program or arrangement with respect to which Parent or MergerSub or, after the Effective Time, Surviving Corporation has any obligation or which are maintained, contributed to or sponsored by Parent or MergerSub or, after the Effective Time, Surviving Corporation.

“Parent Related Parties” has the meaning set forth in Section 9.03(c).

“Parent Termination Fee” has the meaning set forth in Section 9.03(c).

“Paying Agent” has the meaning set forth in Section 3.02(a).

“Permits” has the meaning set forth in Section 4.06(a).

“Permitted Liens” has the meaning set forth in Section 4.10(c).

“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, joint venture syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government, including any Governmental Authority.

“Prior Date” has the meaning set forth in Section 9.01(b).

“Proxy Statement” has the meaning set forth in Section 4.05(b).

“Representative” means, as to any Person, any of that Person's officers, trustees, directors, employees, investment bankers, financial advisors, accountants, attorneys, brokers, finders or other agents, advisors or representatives.
“Returns” has the meaning set forth in Section 4.09(b)(i).

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.07(a).

“SEC” means the United States Securities and Exchange Commission.
“Section 16” has the meaning set forth in Section 7.04(b).

“Securities Act” has the meaning set forth in Section 4.05(b).

“Special Committee” means the special committee of the Company Board.

“Subsidiary” of any Person means a corporation, limited liability company, partnership, joint venture, trust or other entity or organization of which: (a) such Person or any other Subsidiary of such Person is a general partner; (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such entity or organization is held by such Person or by any one or more of such Person's Subsidiaries; (c) at least 50% of the equity interests is controlled by such Person, or (d) is or would be consolidated in such Person's financial statements pursuant to GAAP.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal made by a third party (a) on terms which the Company Board or a duly authorized committee thereof determines in good faith (after consultation with outside legal counsel and financial advisors) (i) to be more favorable, from a financial point of view, to the stockholders of the Company (in their capacity as stockholders) as compared to the transactions contemplated hereby (after giving effect to any alternative proposed by Parent in accordance with Section 7.03(b)(ii)) and (ii) that failure to take action with respect to such Acquisition Proposal would reasonably be expected to violate the Company Board's fiduciary obligations under applicable Law and (b) if accepted, is reasonably likely to be consummated in a timely manner in accordance with its terms taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal (including the financing thereof). For the purposes of this definition, the term “Acquisition Proposal” shall have the meaning set forth in the above definition of Acquisition Proposal, except that all references to “20%” shall be deemed references to “50.1%”.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Taxes” has the meaning set forth in Section 4.09(a).

“Termination Date” has the meaning set forth in Section 9.01.

“Transaction Litigation” has the meaning set forth in Section 7.09.

“Transfer Taxes” has the meaning set forth in Section 7.10.

“U.S. Dollars” and the sign “$” shall each mean the lawful currency of the United States.

“Voting Agreements” shall mean those certain Voting Agreements dated as of the date hereof between Parent and each of Mill Road Capital, L.P., Ingrid Jackel and Jeffery P. Rogers.

“Warrant Consideration” has the meaning set forth in Section 3.01(d)(ii).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar or related Law.

Section 1.02    Interpretation and Rules of Construction.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)when used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been provided, delivered or made available to the party to which such information or documents are to be made available including as to Parent, MergerSub and their respective Representatives, via the electronic data room for Project Palette run by SmartRoom and maintained by the Company for purposes of the transactions contemplated by this Agreement and the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) database maintained by the SEC.

(b) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(c)the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(d)whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(e)the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f)references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any Section of any statute, rule or regulation include any successor to the section;

(g)all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(h)the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(i)references to a person are also to its successors and permitted assigns; and

(j)the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II
THE MERGER

Section 2.01    Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, MergerSub and the Company shall consummate the Merger pursuant to which (i) MergerSub shall be merged with and into the Company, the separate corporate existence of MergerSub shall thereupon cease and (ii) the Company shall continue as the surviving corporation and as a direct, wholly owned subsidiary of Parent (“Surviving Corporation”). The Merger shall have the effects specified in the DGCL and this Agreement. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges and powers and franchises of the Company and MergerSub shall vest in Surviving Corporation and all debts, liabilities and duties of the Company and MergerSub shall become debts, liabilities and duties of Surviving Corporation.

Section 2.02    Tax Characterization. Parent, MergerSub and the Company intend that, for U.S. federal and state income tax purposes, the Merger shall, in the case of each holder of Company Common Stock that receives the Company Common Stock Merger Consideration in exchange for such holder's Company Common Stock, be treated as a taxable purchase of Company Common Stock.

Section 2.03    Organizational Documents. At the Effective Time, the Company Charter shall be amended and restated in its entirety to read in the form attached hereto as Exhibit B, and as so amended shall be the certificate of incorporation of Surviving Corporation, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation. At the Effective Time, the Company Bylaws shall be amended and restated in their entirety to read in the form attached hereto as Exhibit C, and as so amended shall be the bylaws of Surviving Corporation, until thereafter amended in accordance with the DGCL and as provided in such bylaws.

2.04    Effective Time. On the Closing Date, and upon the terms and subject to the provisions of this Agreement, the Company shall duly execute and file a certificate of merger in a form that complies with the DGCL in substantially the form attached hereto as Exhibit D (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the DGCL. The Company shall pre-clear the Certificate of Merger with the Secretary of State of the State of Delaware at least one day prior to Closing. The Merger shall become effective upon such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the DGCL as the effective time of the Merger but not to exceed 30 days after the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

2.05    Closing. The closing of the Merger (the “Closing”) shall occur on the later to occur of (i) the third Business Day after the date that all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same, and (ii) the date that is 40 days following the date hereof. Subject to the foregoing, the Closing shall take place at such time and on a date to be specified by the parties. The date on which the Closing occurs is hereinafter referred to as the “Closing Date”. The Closing shall take place at the offices of Sheppard, Mullin, Richter & Hampton LLP, 1901 Avenue of the Stars, Suite 1600, Los Angeles, CA 90067-6017, or at such other place as agreed to by the parties hereto.

2.06    Directors and Officers of Surviving Corporation. The directors and officers of MergerSub immediately prior to the Effective Time, shall be the initial directors and officers, respectively, of Surviving Corporation, each to hold office in accordance with the terms of the certificate of incorporation and bylaws of Surviving Corporation and the DGCL.

2.07    Further Assurances. If at any time after the Effective Time Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either MergerSub or the Company, or (b) otherwise to carry out the purposes of this Agreement, Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of MergerSub and the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either MergerSub or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of MergerSub or the Company and otherwise to carry out the purposes of this Agreement.

ARTICLE III
EFFECTS OF THE MERGER

Section 3.01    Effects on Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of the holders of Company Common Stock or holders of any shares of stock of MergerSub:

(a)    Each share of common stock, par value $0.001 per share, of MergerSub issued and outstanding immediately prior to the Effective Time shall be converted into one duly authorized, validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of Surviving Corporation, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding common stock of Surviving Corporation.

(b)    Each share of Company Common Stock that is owned by the Company or any Subsidiary of the Company or by Parent or MergerSub shall, immediately prior to the Effective Time, automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c)    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares that are owned by stockholders who have properly perfected and not withdrawn a demand for, or lost their right to, appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Shares”) and (ii) shares to be canceled in accordance with Section 3.01(b) (together with the Dissenting Shares, the “Excluded Shares”)) shall automatically be converted into the right to receive the Company Common Stock Merger Consideration, without interest.

(d)    At the Effective Time, all Company Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate formerly representing any Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Company Common Stock Merger Consideration (without interest) to be paid in consideration therefor upon the surrender of such Certificates in accordance with Section 3.02 or to be paid the fair value of Dissenting Shares in accordance with the DGCL, as the case may be.

(i)Immediately prior to the Effective Time, each then-outstanding and unexercised option (the “Company Stock Options”) to purchase shares of the Company Common Stock under either the Company's 2003 Stock Option Plan or the Company's Amended and Restated 2006 Equity Incentive Plan (each, a “Company Stock Plan” and collectively, the “Company Stock Plans”), whether or not vested or exercisable, shall be (and the Company shall take all actions necessary to cause them to be), as of and immediately prior to the Effective Time, terminated (if not exercised prior to the Effective Time) or cancelled and converted into the right to receive from Parent or Surviving Corporation, in settlement thereof, a cash payment, less any applicable Taxes required to be withheld and without interest, equal to the product, if a positive number, of (i) the excess, if any, of the Company Common Stock Merger Consideration over the per share exercise price of such Company Stock Option and (ii) the number of shares of the Company Common Stock subject to such Company Stock Option not exercised;

provided that any Company Stock Options for which the per share exercise price equals or exceeds the Company Common Stock Merger Consideration (the “Option Merger Consideration”) will be cancelled without any payment in respect thereof and shall be of no further force and effect.

(ii)At the Effective Time, each then-outstanding and unexercised warrant to purchase shares of Company Common Stock (“Company Warrants” and together with the Company Stock Options, the “Equity Awards”) outstanding immediately prior to the Effective Time, whether vested or unvested, will be (and the Company shall take all actions necessary to cause them to be) cancelled and converted into and will become a right to receive from Parent or Surviving Corporation, in settlement thereof, a cash payment, less any applicable Taxes required to be withheld and without interest, equal to the product, if a positive number, of (i) the excess, if any, of the Company Common Stock Merger Consideration over the per share exercise price of such Company Warrant and (ii) the number of shares of the Company Common Stock subject to such Company Warrant not exercised; provided that any Company Warrants for which the per share exercise price equals or exceeds the Company Common Stock Merger Consideration (the “Warrant Consideration”) will be cancelled without any payment in respect thereof and shall be of no further force and effect.

(iii)Surviving Corporation shall pay all amounts payable pursuant to this Section 3.01 to (A) holders of Company Warrants, as soon as practicable after the Effective Time and in any event no later than five Business Days thereafter, and (B) to holders of Company Stock Options, as soon as practicable after the Effective Time and in any event no later than five Business Days thereafter. Except as otherwise agreed to in writing by the parties, (i) each Company Stock Plan will terminate as of the Effective Time, and (ii) the Company shall use commercially reasonable efforts to assure that following the Effective Time, no participant in any Company Stock Plan will have any rights thereunder to acquire the capital stock of the Company or Surviving Corporation.

Section 3.02    Exchange of Certificates; Paying Agent.

(a)    Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as exchange and paying agent (the “Paying Agent”) for the payment or exchange, as applicable, in accordance with this Article III, of the Company Common Stock Merger Consideration (collectively, such cash being referred to as the “Exchange Fund”). Promptly following the Effective Time and in any event no later than 5:00 p.m. Pacific Time on the Closing Date, Parent shall deposit (or cause to be deposited) with the Paying Agent the Company Common Stock Merger Consideration for the benefit of the holders of Company Common Stock (other than Excluded Shares). If a Dissenting Stockholder effectively withdraws its demand for, or loses its right to, appraisal pursuant to Section 262 of the DGCL with respect to any Dissenting Shares, (i) such Dissenting Shares shall cease to be Excluded Shares and (ii) Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the Company Common Stock Merger Consideration to which such Dissenting Stockholder is entitled pursuant to the terms of this Agreement. Parent shall cause the Paying Agent to make, and the Paying Agent shall make, payments of the Company Common Stock Merger Consideration out of the Exchange Fund in accordance with this Agreement and the Certificate of Merger. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to Surviving Corporation.

(b)    Share Transfer Books. From and after the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock. From and after the Effective Time, persons who held Company Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. From and after the Effective Time, any Certificates presented to the Paying Agent, Surviving Corporation or the transfer agent for any reason shall be exchanged for the Company Common Stock Merger Consideration with respect to the Company Common Stock formerly represented thereby in accordance with the procedures set forth in this Article III.

(c)    Payment for Shares of Company Common Stock. Promptly after the Effective Time (but in any event within five Business Days after the Effective Time), Surviving Corporation shall cause the Paying Agent to mail to each person who immediately prior to the Effective Time held shares of Company Common Stock (other than the Excluded Shares) that were converted into the right to receive the Company Common Stock Merger Consideration pursuant to Section 3.01: (i) a letter of transmittal (which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 3.02(h)) to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent and the Company shall reasonably agree); and (ii) instructions for use in effecting the surrender of the holder's Certificates (or affidavits of loss in lieu thereof as provided in Section 3.02(h)) in exchange for the Company Common Stock Merger Consideration to which the holder thereof is entitled as a result of the Merger. If any Excluded Shares cease to be Excluded Shares, Surviving Corporation shall cause the Paying Agent, promptly (and in any event within five business days)

after the date on which such Excluded Shares cease to be Excluded Shares, to mail to the applicable holder of such Excluded Shares the letter of transmittal and instructions referred to in the immediately preceding sentence, with respect to such Excluded Shares. Upon delivery to the Paying Agent of such letter of transmittal by any holder of Company Common Stock (other than Excluded Shares), duly completed and signed in accordance with its instructions, together with such other documents as may be reasonably required pursuant to such instructions and surrender of the Certificate (if any) that immediately prior to the Effective Time represented such Company Common Stock (or affidavit of loss in lieu thereof as provided in Section 3.02(h), or, if such Company Common Stock is held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such Company Common Stock on a book-entry account statement), such holder shall be entitled to receive from the Exchange Fund a cash amount by wire transfer or check of immediately available funds to an account designated by such holder (less any required Tax withholding as provided in Section 3.03) equal to the Company Common Stock Merger Consideration payable in respect of such holder's Company Common Stock pursuant to the provisions of this Article III, and, if applicable, the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed, accompanied by appropriate stock powers (with signatures guaranteed in accordance with the transmittal letter) and all documents reasonably required by Surviving Corporation or the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Company Common Stock Merger Consideration as contemplated by this Section 3.02. No interest shall be paid or accrue on the Company Common Stock Merger Consideration.

(d)    No Further Ownership Rights in Company Common Stock or Company Stock Options. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company other than the right to receive the Company Common Stock Merger Consideration provided under this Article III or to be paid the fair value of their Dissenting Shares in accordance with the DGCL. The Company Common Stock Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Stock exchanged theretofore and represented by such Certificates. The Equity Award Consideration paid with respect to Company Stock Options and Company Warrants in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Stock Options and Company Warrants and from and after the Effective Time the holder of a Company Stock Option or Company Warrant shall have no further rights with respect to any Company Stock Option or Company Warrant, other than the right to receive the Equity Award Consideration, as applicable, as provided in Section 3.01.

(e)    Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to Surviving Corporation. Any holders of Company Common Stock prior to the Merger (other than holders of Excluded Shares) who have not theretofore complied with this Article III shall thereafter look only to Surviving Corporation for payment of the Company Common Stock Merger Consideration to which such holder is entitled as a result of the Merger upon compliance with the instructions in the form of letter of transmittal referred to in Section 3.02(c), without any interest thereon.

(f)    No Liability. None of Parent, MergerSub, Surviving Corporation, the Company, the Paying Agent, or any employee, officer, director, stockholder, partner, member, agent or Affiliate of any of the foregoing, shall be liable to any person in respect of the Company Common Stock Merger Consideration, if the Exchange Fund or any portion thereof has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of Company Common Stock at such date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Surviving Corporation, free and clear of any claims or interests of any such holders or their successors, assignees or personal representatives previously entitled thereto.

(g)    Investment of Exchange Fund. With respect to the cash included in the Exchange Fund, the Paying Agent shall, as directed by Surviving Corporation from time to time, (i) deposit such cash in a noninterest-bearing transaction account fully guaranteed under the Transaction Account Guarantee Program of the FDIC Temporary Liquidity Guarantee Program or (ii) invest such cash (A) in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available); and (B) in investments that shall have maturities that will not prevent or delay payments to be made pursuant to this Agreement. Any net profit resulting from, or interest or income produced by, such investments shall be placed in the Exchange Fund and any amounts in excess of the aggregate amount payable pursuant to Section 3.01 shall be returned to Surviving Corporation in accordance with Section 3.02(e). To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Company Common Stock Merger Consideration or the Equity Award Consideration as contemplated hereby, Parent or Surviving Corporation shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make all such payments in full.

(h)    Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably satisfactory to Parent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Company Common Stock Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 3.03    Withholding Rights. Notwithstanding any other provision of this Agreement, each of MergerSub, Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Stock Options or Company Warrants such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Surviving Corporation, MergerSub or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by MergerSub, Surviving Corporation or the Paying Agent, as applicable.

Section 3.04    Dissenters' Shares. Notwithstanding any other provision of this Agreement to the contrary, no holder of Company Common Stock that has perfected a demand for appraisal rights with respect to its Company Common Stock pursuant to Section 262 of the DGCL (a “Dissenting Stockholder”) shall be entitled to receive the Company Common Stock Merger Consideration with respect to the Company Common Stock owned by such Dissenting Stockholder unless and until such Dissenting Stockholder shall have effectively withdrawn or lost such Dissenting Stockholder's right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to such Dissenting Shares. If any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal rights, then, as of the later of Effective Time and the occurrence of such event, such holder's shares of Company Common Stock shall automatically be converted into and represent only the right to receive the consideration for Company Common Stock to which such stockholder would otherwise be entitled pursuant to the terms of this Agreement, without interest thereon, upon surrender of the Certificate, in the manner provided herein, representing such shares and delivery of an executed letter of transmittal. The Company shall give Parent (i) prompt notice upon receipt by the Company of any written demands for appraisal, withdrawals or attempted withdrawals of such demands, any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to any demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 3.05    Adjustments to Prevent Dilution. In the event that the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, not in violation of Section 6.01, the Company Common Stock Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Company Common Stock Merger Consideration

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule (it being agreed and acknowledged that disclosure of any item in any section or subsection of the Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which such information would pertain, so long as the relevance of such matter is reasonably apparent on its face) or, the Company's Annual Report on Form 10-K filed on March 7, 2012 including any amendments thereto (the “Form 10-K”) and the Company's Quarterly Report on Form 10-Q filed on May 4, 2012 (the “Form 10-Q”) (excluding any risk factor disclosures, quantitative or qualitative disclosures about market risk contained therein, or other cautionary, predictive or forward-looking disclosures and provided that nothing in the Form 10-K or Form 10-Q shall be deemed to modify or qualify the representations and warranties set forth in Section 4.01 (Organization and Qualification; Subsidiaries; Authority), Section 4.03 (Capitalization), Section 4.04 (Authority; Validity and Effect of Agreements), Section 4.17 (Brokers' and Finders' Fees) and Section 4.24 (Inapplicability of Takeover Statutes)) (it being understood that any matter disclosed in the Form 10-K or the Form 10-Q shall be deemed to be disclosed in a section of the Disclosure Schedule only to the extent that it is reasonably apparent from such disclosure in the Form 10-K or the Form 10-Q that such disclosure is applicable to such section of the Disclosure Schedule, other than matters required to be disclosed for purposes of any Fundamental Company Representation), the Company hereby represents and warrants to each of Parent and MergerSub as of the date hereof and as of the Closing Date as follows:

Section 4.01    Organization and Qualification; Subsidiaries; Authority.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)    The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, constitute a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

(c)    Each of the Company's Subsidiaries, together with the jurisdiction of organization of each such Subsidiary and the percentage of the outstanding equity of each such Subsidiary owned by the Company and each other Subsidiary of the Company, is set forth on Section 4.01(c) of the Disclosure Schedule. The Company owns, directly or indirectly, all of the outstanding capital stock and equity interests of its Subsidiaries, free and clear of all Liens, and all such stock and other equity interests have been duly authorized and validly issued and is fully paid and nonassessable. There are no outstanding convertible securities, or agreements or understandings of any nature whatsoever, relating to the authorized and unissued or outstanding capital stock of the Company's Subsidiaries. The Company does not own, directly or indirectly, any shares of stock of, or other equity interest in, any corporation, partnership, limited liability company, joint venture, trust or other business association or entity. Each Subsidiary of the Company is a corporation, partnership, limited liability company, trust or other business association or entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated, organized, validly existing or in good standing would not, individually or in the aggregate, constitute a Company Material Adverse Effect. Each of the Company's Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company's Subsidiaries is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 4.02    Organizational Documents. The Company has previously provided or made available complete copies of the Company Charter and the Company Bylaws (and in each case, all amendments thereto) and has previously provided or made available complete copies of each of the Company's Subsidiary's charter, bylaws or other comparable organizational documents (and in each case, all amendments thereto) and all such documents, are in full force and effect and no dissolution by the Company or any of its Subsidiaries, revocation or forfeiture proceedings regarding the Company or any of its Subsidiaries have been commenced. The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of the Company Charter or Company Bylaws and none of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of its charter, bylaws or other organizational documents.

Section 4.03    Capitalization.

(a)    The authorized shares of stock of the Company consist of 50,000,000 shares of Company Common Stock and 10,000,000 shares of undesignated preferred stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”). As of the date hereof, (i) 13,712,558 shares of Company Common Stock are issued and outstanding (and no shares of Company Common Stock are held by the Company in its treasury), (ii) no shares of Company Preferred Stock are issued and outstanding, (iii) 2,079,389 shares of Company Common Stock have been reserved for issuance pursuant to the

Company Stock Plans in respect of Company Stock Options outstanding as of the date hereof, subject to adjustment on the terms set forth in the Company Stock Plans, and (iv) 650,000 shares of Company Common Stock have been reserved for issuance pursuant to Company Warrants outstanding as of the date hereof, subject to adjustment on the terms set forth in such Company Warrants. As of the date of this Agreement, the Company had no Company Common Stock, Company Preferred Stock or any other securities reserved for issuance or required to be reserved for issuance other than as described in the immediately preceding sentence.

(b)    All such issued and outstanding shares of the Company are, and all shares subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, when issued, duly authorized, validly issued, fully paid, nonassessable and were not issued in violation of or subject to any preemptive rights, lien, charge, pledge, security interest, mortgage, transfer restriction, voting restriction, purchase option, call option, right of first refusal, subscription agreement, or any other similar right.

(c)    Except for the Company Stock Options, there are no outstanding options, warrants, calls, subscription rights, exercisable, convertible or exchangeable securities or other rights, agreements or commitments (contingent or otherwise) that obligate the Company to issue, transfer or sell any Company Common Stock or any investment that is convertible into or exercisable or exchangeable for any such shares.

(d)    The Company has not issued any share appreciation rights, dividend equivalent rights, performance awards, restricted stock unit awards or “phantom” shares.

(e)    There are no agreements or understandings to which the Company is a party with respect to the voting of any securities of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of such shares.

(f)    The Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act.

(g)    Section 4.03(g) of the Disclosure Schedule sets forth the aggregate number of all shares of Company Common Stock subject to Equity Awards outstanding as of the date hereof. Such list specifies, as of the date hereof, (i) the type of Equity Award, (ii) the name of the holder of such Equity Award, (iii) the number of shares of Company Common Stock subject to such Equity Award, as applicable, (iv) the date on which such Equity Award was granted, (v) the applicable vesting schedule, (vi) the target number of shares of Company Common Stock or units for performance based Equity Awards, (vii) the date on which such Equity Award expires, as applicable, and (viii) the exercise price of such Equity Award, in each case of (i) through (viii), outstanding as of the date of this Agreement.

Section 4.04    Authority; Validity and Effect of Agreements. The Company has all necessary corporate power to enter into and to execute and deliver this Agreement and all documents and agreements contemplated by this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. Except for the approvals described in the following sentence, the execution and delivery of, and the performance by the Company of its obligations under, this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than (1) the vote of at least a majority of the outstanding shares of Company Common Stock entitled to vote for the adoption of this Agreement (the “Company Stockholder Approval”) and (2) the filing and recordation of appropriate merger documents as required by the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and MergerSub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions. The execution, delivery and performance by the Company of this Agreement and the documents and agreements contemplated hereby and the consummation of the Merger do not and will not contravene, conflict with, or result in any violation or breach of or constitute a default under any provision of the Company Charter or Company Bylaws or the certificate of incorporation or bylaws (or other comparable organizational documents) of the Company's Subsidiaries.

Section 4.05    No Conflict; Required Filings and Consents    .

(a)    Subject to the receipt of the Company Stockholder Approval, the execution and delivery by the Company of this Agreement and all documents and agreements contemplated by this Agreement do not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate the Company Charter, the Company Bylaws or other equivalent organizational documents of the Company's Subsidiaries, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any Subsidiary of the Company or by which any property or asset of the Company or any such Subsidiary, is bound, or (iii) require any consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any Subsidiary of the Company, pursuant to, any of the terms, conditions or provisions of any Permit or Material Contract.

(b)    The execution and delivery by the Company of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or state securities or “blue sky” laws (“Blue Sky Laws”), (B) the filing with the SEC of a proxy statement (as amended or supplemented from time to time the “Proxy Statement”), and other written communications that may be deemed “soliciting materials” under Rule 14a-12, (C) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified in Section 4.05(a) of the Disclosure Schedule, and (D) the filing of the Certificate of Merger with, and the acceptance for record thereof by, the Secretary of State of the State of Delaware, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

(c)    As of the date hereof, the Company Board, at a meeting duly called and held at which all of the directors of the Company Board were present in person or by telephone in compliance with the applicable provisions of the DGCL and the Company Bylaws, unanimously duly adopted resolutions (i) declaring that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interest of the Company and its stockholders, (ii) adopting and approving this Agreement and the Voting Agreements and the transactions contemplated hereby, including the Merger, in accordance the requirements of the DGCL, (iii) subject to the terms and conditions set forth herein, recommending adoption of this Agreement by the Company's stockholders, (iv) taking all corporate action required to be taken by the Company Board to authorize and approve the consummation of the Merger and the transactions contemplated hereby, and (v) electing, to the extent permitted by applicable Laws, and assuming the accuracy of the representation made in Section 5.08, to make inapplicable all state takeover laws or similar Laws, to the extent they might otherwise apply to the execution, delivery, performance or consummation of this Agreement or the transactions contemplated hereby, and none of the aforesaid resolutions by the Company Board has been amended, rescinded or modified as of the date hereof. Except for the actions contemplated by Section 7.01, no further corporate action is required by the Company Board in order for the Company to approve this Agreement or the transactions contemplated hereby.

Section 4.06    Permits; Compliance with Laws.

(a)    Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for them to carry on their businesses in the same manner as their businesses have been conducted immediately prior to the date hereof or necessary for them to own, lease or operate their properties or assets (collectively, the “Permits”). All Permits are valid and in full force and effect and no cancellation or suspension of any Permits is pending, or to the knowledge of the Company, threatened.

(b)    Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) the Company and its Subsidiaries is, and has been since the Applicable Date, in compliance with all Laws applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries respective properties or assets are bound, and (ii) the Company and its Subsidiaries are in compliance with all Permits.

(c)    The Company and each Subsidiary since the Applicable Date has materially complied with: (i) the Federal Food, Drug, and Cosmetic Act (the “FDC Act”), or similar legal provisions in any domestic or foreign jurisdiction, (ii) the Food and Drug Administration's (the “FDA's”) regulations promulgated thereunder, or similar legal provisions in any domestic or foreign jurisdiction, (iii) all applicable Laws enforced by the United States Department of Agriculture, (iv) the Federal Trade Commission Act and all applicable state and foreign Laws with respect to the truthfulness and substantiation of all product labeling and advertising claims for products manufactured, distributed or sold prior to the Closing Date, and (v) all Laws governing the manufacturing, testing, processing, packaging, labeling, marketing, selling, holding and/or distribution of the Company's products.

(d)    To the knowledge of the Company, since the Applicable Date, neither the Company nor any Subsidiary has engaged in any conduct or taken or omitted to take any action, and there has been no event, circumstance, fact or condition, that would reasonably be expected to result in any liability, action, suit, claim or proceeding involving the Company or any of its Subsidiaries as a result of, relating to or in connection with any product related representations or claims in or on any product labeling or advertising prior to the Closing Date, including print, television and other advertising and product labeling of products manufactured, distributed or sold prior to the Closing Date.

(e)    Since the Applicable Date: (i) neither the Company nor any Company Subsidiary has received any written, or to the knowledge of the Company oral, notice of any actions, suits, proceedings, orders, or investigations from the FDA or any other Governmental Authority (ii) no claims have been filed against the Company or any Subsidiary alleging a violation of the Federal Food, Drug, and Cosmetic Act, the Federal Trade Commission Act or any similar state or foreign laws.

(f)    All manufacturing operations conducted by the Company and any Subsidiary since the Applicable Date have been conducted in material compliance with applicable FDA good manufacturing practices.

(g)    Neither the Company nor any Subsidiary, nor, to the knowledge of the Company, any of the Company's or any Subsidiary's directors, officers or employees, has ever been: (i) convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar law or authorized by 21 U.S.C. § 335a(b) or (ii) convicted of any other crime as a result of any violation of the FDC Act.

(h)    Since the Applicable Date: (i) neither the Company nor any Subsidiary has initiated, conducted or issued any recall, market withdrawal or replacement with respect to any product manufactured, distributed or sold by the Company or its Subsidiaries and (ii) no product manufactured, distributed or sold by the Company or its Subsidiaries has been discontinued (whether voluntarily or otherwise) due to concerns over potential harm to human health or safety. No proceedings (whether completed or pending) initiated by the FDA or any other Governmental Authority seeking the recall, withdrawal, suspension or seizure of any product manufactured, distributed or sold by the Company or its Subsidiaries are pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, nor have any such proceedings been pending at any time since the Applicable Date, including any “warning letters” or “untitled letters” issued by the FDA.

Section 4.07    SEC Filings; Financial Statements; Internal Controls; Company Reports.

(a)    SEC Filings. The Company has timely filed or furnished and made available to Parent true and complete copies of all forms, reports, schedules, registration statements, proxy statements and other documents (including all exhibits, schedules and supplements) required to be filed or furnished by it with the SEC since the Applicable Date (the “Company SEC Documents”). The Company SEC Documents, each as amended prior to the date hereof, (i) have been prepared in all material respects in accordance and compliance with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, when filed or as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is subject to the periodic reporting requirements of the Exchange Act. The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since the Applicable Date, including all SEC comment letters and responses to such comment letters by or on behalf of the Company. To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents are the subject of ongoing SEC review or outstanding or unresolved SEC comment. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b)    Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the “Company Financials”), including each Company SEC Document filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act) and (iii) fairly and accurately presented in all material respects the consolidated financial position of the Company and its consolidated

Subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated. The Company does not intend to correct or restate, and to the knowledge of the Company, there is not any basis to correct or restate, any of the Company Financials. The consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2012, which has been provided to Parent, is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed on the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for (i) liabilities incurred since the date of the Company Balance Sheet in the Ordinary Course (none of which is a liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, environmental matter, claim or lawsuit) and (ii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby. The Company has not had any dispute with any of its auditors regarding material accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date.

(c)    Internal Control over Financial Reporting. The Company has established and maintains a system of internal control over financial reporting required by Rules 13a-15(f) or 15d-15(f) of the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Company Board, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the Company's consolidated financial statements. Neither the Company nor any of its Subsidiaries (including any Employee thereof) nor, to the knowledge of the Company, the Company's independent registered public accounting firm have identified or been made aware of (i) any significant deficiencies or material weakness in the design or operation of internal control over financial reporting utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company's management or other employees who have a significant role in the internal control over financial reporting of the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(d)    Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures required by Rules 13a-15(e) or 15d-15(e) of the Exchange Act that are designed to ensure that all material information relating to the Company and its Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act (i) is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and (ii) is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure.

(e)    Sarbanes-Oxley and NASDAQ. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 4.08    Absence of Certain Changes or Events. Other than as set forth in the Company SEC Documents, since December 31, 2011 through the date hereof, (i) there has not been a Company Material Adverse Effect, (ii) the Company and each of its Subsidiaries has conducted their respective businesses in the Ordinary Course, and (iii) there has not been, accrued or arisen:

(a)    any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock, property or otherwise) in respect of, any of the Company's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company's or any of its Subsidiaries' capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing agreements;

(b)    any split, combination or reclassification of any of the Company's or any of its Subsidiaries' capital stock;

(c)    any granting by the Company or any of its Subsidiaries, whether orally or in writing, of any increase in compensation or fringe benefits payable (i) to officers, directors, or senior management of the Company or any Subsidiary or (ii) to any non-officer and non-senior management employees of the Company or any Subsidiary other or any amendment, modification or waiver of any provisions of any benefit plan or policy of the Company or any of its Subsidiaries (or the adoption of any new benefit plan or policy by the Company or any of its Subsidiaries);

(d)    any change by the Company or any of its Subsidiaries of severance, termination or bonus policies and practices (excluding sales commissions) or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events);

(e)    any grant of options, warrants or other rights to purchase or otherwise acquire Company Common Stock;

(f)    any adoption of a plan of complete or partial liquidation or dissolution or adoption of resolutions providing for or authorizing such liquidation or dissolution;

(g)    any material Tax election made by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability by the Company or any of its Subsidiaries, other than in the Ordinary Course;

(h)    any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; or

(i)    any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent's consent, would constitute a breach of paragraphs (b)(i), (b)(ii), (b)(iii), (b)(iv), (b)(v), (b)(vi), (b)(viii), (b)(xiii), (b)(xvi) or (b)(xvii) of Section 6.01.

Section 4.09    Taxes.

(a)    Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes of any kind whatsoever, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, escheat, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers' compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 4.09(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium Tax relief or similar arrangement) and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 4.09(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement or otherwise obligated to make any payment determined by reference to the Tax liability of a third party.

(b)    Tax Returns, Audits and Other Matters.

(i)    The Company and each of its Subsidiaries have (a) timely filed or caused to be filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes concerning or attributable to the Company or any of its Subsidiaries, and such Returns are true, correct, and complete in all material respects and have been completed in accordance with applicable Laws and (b) timely paid or withheld (and timely paid over any withheld amounts to the appropriate Governmental Authority) all Taxes required to be paid or withheld whether or not shown as due on any Return.

(ii)    Neither the Company nor any of its Subsidiaries has any Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iii)    No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(iv)No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed by any Tax authority to the Company or any of its Subsidiaries or any representative thereof that remains unpaid.

(v)Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(vi)Neither the Company nor any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of tax avoidance transactions that the Internal Revenue Service has identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011‑4(b)(2).

(vii)The Company and its Subsidiaries are in material compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territory or non-U.S. government, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(viii)Neither the Company nor any of its Subsidiaries has any liability as Taxes payable for unpaid Taxes which have not been accrued or reserved on the Company Financials as Taxes payable, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Company Balance Sheet other than in the Ordinary Course.

(ix)Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code § 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, (c) any liability for the Taxes of any person (other than Company or any of its Subsidiaries), under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law including any arrangement for group or consortium Tax relief or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(x)Neither the Company nor its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from taxable income as a result of (a) any change in method of accounting under Section 481(c) of the Code, (b) closing agreement under Section 7121 of the Code, (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in the case of each of (a), (b) and (c)), under any similar provision of applicable law), (d) installment sale or open transaction disposition or (e) prepaid amount.

(xi)The Company has delivered or made available to Parent (i) complete copies of all Tax Returns, examination reports and statements or deficiencies assessed against or agreed to by the Company or any Subsidiary with respect to the prior three (3) taxable years and (ii) written schedules of (A) the taxable years of the Company and each Subsidiary for which the statute of limitations with respect to income Taxes has not expired and (B) with respect to income Taxes of the Company and each Subsidiary, those years for which examinations have been completed, those years for which examinations are presently being conducted and those years for which required Tax Returns have not yet been filed.

Section 4.10    Title to Property.

(a)    Properties. Neither the Company nor any of its Subsidiaries owns or has any options to acquire any real property. All Lease Documents are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of the Lease Documents, any existing breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or its Subsidiaries or, to the knowledge of the Company, and third Person under any of the Lease Documents, in each case subject to the Enforceability Exceptions. No parties other than the Company or any of its Subsidiaries have a right to occupy any real property currently leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”). The Leased Real Property is used only for the operation of the business of the Company and its Subsidiaries. The Leased Real Property and the physical assets of the Company and the Subsidiaries are, in all material respects, adequate for the uses to which they are being put and are in good condition and repair and regularly maintained in accordance with standard industry practice. The Leased Real Property is in compliance, in all material respects, with applicable Laws. Neither the Company nor any of its Subsidiaries will be required to incur any material cost or expense for any restoration or surrender obligations, or any other material costs otherwise qualifying as asset retirement obligations under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations,” upon the expiration or earlier termination of any Lease Documents.

(b)    Documents. The Company has made available to Parent true, correct and complete copies of all Contracts under which the Leased Real Property is currently leased, licensed, subleased used or occupied by the Company or any of its Subsidiaries, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto (collectively, “Lease Documents”).

(c)    Valid Title. The Company and each of its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and assets, real, personal and mixed, reflected in the latest Company Financials included in the Company SEC Documents, free and clear of any Liens except (i) as reflected in the Company Balance Sheet, (ii) (A) statutory liens for Taxes or other payments that are not yet due and payable and for which adequate reserves have been established in accordance with GAAP; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by applicable Laws; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens incurred in the ordinary course of business for amounts which are not due and payable; and (E) statutory purchase money liens (clauses (A), (B), (C) and (D) collectively, the “Permitted Liens”) and (iii) such imperfections of title and encumbrances, if any, which do not materially impair the continued use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties. Such material tangible properties and assets are in good operating condition and repair, ordinary wear and tear excepted. The rights, properties and assets presently owned, leased or licensed by the Company and its Subsidiaries include all rights, properties and assets necessary to permit the Company and its Subsidiaries to conduct their businesses in all material respects in the same manner as their businesses have been conducted immediately prior to the date hereof.

Section 4.11    Intellectual Property.

(a)    The Company or its Subsidiaries own and/or are licensed or otherwise possess sufficient rights to use any: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions and patents and patent applications in any jurisdiction; (iii) trade secrets, including confidential and other non-public information; (iv) works of authorship, copyrights, software programs, mask works, applications or registrations in any jurisdiction for the foregoing; (v) databases and all database rights; (vi) internet websites, other domain names and applications and registrations pertaining thereto; and (vii) any intellectual property or similar proprietary rights ((i) through (vii), collectively, “Intellectual Property”), that are used in or necessary for the businesses of the Company and its Subsidiaries as currently conducted (such Intellectual Property, the “Company Intellectual Property”), free and clear of all Liens.

(b)    To the knowledge of the Company, there are no infringements, misappropriations, dilutions or other violations of any Company Intellectual Property by any third party. The conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property of a third party. There are no actions pending or, to the knowledge of the Company, threatened that assert the invalidity, misuse, infringement or unenforceability of any of the Company Intellectual Property, nor, to the knowledge of the Company, is there any basis for the same.

(c)    Section 4.11(c) of the Disclosure Schedule sets forth a list of all registrations for Company Intellectual Property owned by the Company or any Subsidiary (including any applications for the same and any domain names).  Neither the Company nor any Subsidiary owns any proprietary software.

(d)    All employees and consultants responsible for the development of any Company Intellectual Property owned by the Company or any Subsidiary have executed an agreement with such entity sufficient to transfer all right, title and interest in and to such Company Intellectual Property to such entity.

(e)    The computer software, computer hardware, and electronic data processing and record-keeping systems, and other information technology systems and software used or relied upon by the Company and its Subsidiaries in the operation of their respective businesses (the “IT Systems”) are sufficient for the current needs of such businesses and have not suffered any material security breach or material outage or failure in the twelve (12) months prior to the Closing Date.

Section 4.12    Proxy Statement. None of the information to be supplied by the Company or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, (i) at the time of filing the Proxy Statement with the SEC, (ii) at the time of mailing the Proxy Statement, or (iii) at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Company Stockholders Meeting any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur that is required to be described in the Proxy Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Company. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.13    Restriction on Business Activities. Neither the Company nor any of its Subsidiaries is party to or bound by any Contract containing any covenant (i) limiting in any material respect the right of the Company or any of its Subsidiaries to engage or compete in any line of business, to make use of any material Company Intellectual Property or to compete with any Person, (ii) granting any exclusive distribution rights in the United States, (iii) providing “most favored nations” terms for Company Products, or (iv) which otherwise materially and adversely affects the right of the Company and its Subsidiaries to sell, distribute or manufacture any Company Products or material Company Intellectual Property or to purchase or otherwise obtain any material software, components, parts or subassemblies.

Section 4.14    Governmental Authorizations. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, each material consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any material interest in any of their respective properties or assets or (ii) which is required for the operation of the Company's or any of its Subsidiaries' business as currently conducted or the holding of any such interest (“Governmental Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be, and are in full force and effect. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notification from a Governmental Authority regarding any pending suspension or cancellation of any of the Governmental Authorizations and, to the knowledge of the Company, threatened suspension or cancellation.

Section 4.15    Litigation. There is no Action pending or, to the knowledge of the Company, threatened against or affecting or involving the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) and to the knowledge of the Company, there is no basis for any of the foregoing. There is no investigation or other proceeding pending or, to the knowledge of the Company, threatened against or affecting or involving the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) by or before any Governmental Authority. There are not currently, nor have there been since the Applicable Date, any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues. There is no material action, suit, proceeding, arbitration or, to the knowledge of the Company, investigation involving the Company, which the Company presently intends to initiate. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any order, writ, judgment, settlement entered into in the past twelve months, injunction or decree. No officer or director of the Company or any of its Subsidiaries is a defendant in any action or suit or, to the knowledge of the Company, the subject of any investigation commenced by any Governmental Authority with respect to the performance of his or her duties as an officer and/or director of the Company or its Subsidiaries.

Section 4.16    Environmental Matters.

(a)    Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i)    “Environmental Laws” mean all applicable federal, state, local and foreign laws, statutes, regulations, ordinances, other provisions having the force or effect of law, and common law relating to public health and safety, worker health and safety, pollution, protection of human health (to the extent relating to exposure to Materials of Environmental Concern) or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including those relating to emissions, discharges, use, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, releases or threatened releases of, or exposure to, Materials of Environmental Concern.

(ii)    “Materials of Environmental Concern” means hazardous chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products or byproducts, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, toxic fungus, toxic mold, mycotoxins, or other substances, materials or wastes that have an adverse effect on human health or the environment or for which liability or standards of conduct may be imposed under Environmental laws.

(b)    (i) the Company and its Subsidiaries are and have been since the Applicable Date in compliance in all material respects with Environmental Laws, (ii) the Company and its Subsidiaries possess and have obtained, and are and have been since the Applicable Date in compliance in all material respects with, all Permits required under Environmental Laws for the operation of their respective businesses or the occupation of their facilities as conducted and occupied immediately prior to the date hereof, (iii) since the Applicable Date, neither the Company nor any of its Subsidiaries has received any written notice or report regarding any violation of or liability under any Environmental Law, other than those that have been fully and finally resolved with no future or continuing obligations, (iv) there are no Actions pending or, to the knowledge of the Company, threatened, against the Company or any Subsidiary under any Environmental Law, (v) neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, distributed, exposed any Person to, or released any Materials of Environmental Concern, or owned or operated any property or facility which is or has been contaminated by any Materials of Environmental Concern, so as to give rise to any current or future material liabilities under any Environmental Laws, (vi) neither the Company nor any of its Subsidiaries has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liability of any other Person relating to Environmental Laws or Materials of Environmental Concern, and (vii) neither the Company nor any of its Subsidiaries has designed, manufactured, sold, marketed, repaired, installed or distributed products or other items containing asbestos, silica or other Materials of Environmental Concern, and none of such entities is subject to any material liabilities with respect to the presence of asbestos, silica or other Materials of Environmental Concern in any product or item or in or upon any property, premises or facility.

(c)    Notwithstanding any other representation or warranty in this Agreement, the representations and warranties contained in Section 4.07(b) and this Section 4.16 constitute the sole representations and warranties of the Company regarding matters relating to any Environmental Laws.

Section 4.17    Brokers' and Finders' Fees. No broker, finder or investment banker or other Person (other than the fee payable to Blackstone Advisory Partners L.P., the “Financial Advisor”) is entitled to any brokerage, finder's or other fee, commission or similar charges in connection with this Agreement or any transaction contemplated hereby, nor has the Company or any of its Subsidiaries entered into any indemnification agreement or arrangement with any Person specifically in connection with this Agreement and the transactions contemplated hereby. The Company has provided Parent with a true and correct copy of all agreements with the Financial Advisor, and such agreements have not been amended, modified or otherwise altered.

Section 4.18    Opinion of Financial Advisor. The Special Committee has received the opinion of the Financial Advisor, dated the date of such opinion, to the effect that, as of such date, and subject to various assumptions and qualifications set forth in such opinion, the Company Common Stock Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders. A complete copy of the executed opinion will be delivered to Parent for informational purposes only as soon as practicable after the date of this Agreement but in no event later than the day following the date of this Agreement.

Section 4.19    Transactions with Affiliates. Except for director and employment related Material Contracts filed or incorporated by reference as an exhibit to a form, report or other document filed by the Company with the SEC prior to the date hereof, no executive officer, director or, to the knowledge of the Company, employee or other Affiliate of the Company or any of its Subsidiaries or any person that beneficially owns more than 5% of the Company Common Stock and who has filed a report pursuant to Section 13(d) of the Exchange Act (each, an “Affiliated Party”), or, to the knowledge of the Company, any relative of any such executive officer or director, is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets that is material to the Company and its Subsidiaries, taken as a whole, or has any material interest in any material property owned by the Company or any of its Subsidiaries or is a material creditor or debtor of the Company or its Subsidiaries.

Section 4.20    Employee Benefit Plans and Compensation.

(a)    The Company has made available to Parent copies, which are correct and complete in all material respects, of the following: (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, equity or equity-based compensation, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, retention or other benefit plans, programs or arrangements, and all employment contracts or agreements to which the Company or any ERISA Affiliate is a party, with respect to which the Company or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer, director or consultant of the Company or any ERISA Affiliate (collectively, the “Company Plans”) and all amendments thereto, (ii) the annual report (Form 5500) filed with the Internal Revenue Service (“IRS”) for the last three plan years, if any, relating to a Company Plan, (iii) the most recently received IRS determination or opinion letter, if any, relating to a Company Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Company Plan, (v) the most recent summary plan description for such Company Plan (or other descriptions of such Company Plan provided to employees) and all modifications thereto, and (vi) the name of each employee, his or her position, length of service and current annual rates of salary. Section 4.20(a) of the Disclosure Schedule lists each Company Plan.

(b)    Each Company Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and all reports, documents and notices required to be filed with respect to each Company Plan have been timely filed. All contributions, premiums or other payments that are due have been paid on a timely basis with respect to each Company Plan.

(c)    Each Company Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion letter issued by the IRS on the prototype or volume submitter document upon which the Company Plan is based, and to the knowledge of the Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Company Plan or the exempt status of its accompanying trust.

(d)    Neither the Company nor any ERISA Affiliate sponsors, or has sponsored or has any liability with respect to any Company Plan that is subject to the provisions of Title IV of ERISA or is a multiemployer plan within the meaning of Section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate sponsors or has sponsored any Company Plan that provides for nor is the Company a party to any agreement that could require the Company to provide any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any ERISA Affiliate, except as required by Section 4980B of the Code or similar state law.

(e)    As of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened or anticipated claims, Actions, or investigations with respect to any Company Plan, by any employee or beneficiary covered under any such Company Plan, or otherwise involving any such Company Plan (other than routine undisputed claims for benefits). To the knowledge of the Company, neither the Company nor any of its ERISA Affiliates has engaged in any transactions with respect to any Company Plan that could subject the Company or any of its ERISA Affiliates to a material tax or penalty imposed by Section 4975, 4976 or 4980B of the Code or Sections 406, 409 or 502(i) of ERISA.

(f)    Neither the negotiation, execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event: (i) result in any payment (including, but not limited to, any retention bonuses, parachute payments or noncompetition payments) becoming due to any employee or former employee or group of employees or former employees of the Company or any Subsidiary; (ii) increase any benefits otherwise payable under any Company Plan; (iii) result in the acceleration of the time of payment or vesting of any such rights or benefits; or (iv) otherwise result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to a current or former employee of the Company or any Subsidiary.

(g)    Each Company Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code), has been maintained in compliance in all material respects with the plan document and the requirements of Section 409A of the Code and applicable guidance issued thereunder, no amounts under any such plan, agreement or arrangement is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code and the Company has no obligation to gross-up or indemnify any service provider with respect to any such tax.

(h)    An entity is an “ERISA Affiliate” of the Company if it would have, within the past six years, been considered a single employer with the Company under Code Sections 414(b), (c), (m) or (o).

Section 4.21    Insurance. The Company has made available to Parent true, correct and accurate copies of all insurance policies and fidelity bonds material to the business of the Company that are in effect as of the date hereof and all such policies are in full force and effect. There is no material claim by the Company or any of its Subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Section 4.21 of the Disclosure Schedule sets forth a list of all insurance policies maintained by the Company and each of its Subsidiaries or under which the Company or any of its Subsidiaries is currently an insured, a named insured or otherwise the principal beneficiary of coverage and the name of the insurer and the policy number.

Section 4.22    Investment Company Act of 1940. None of the Company or any of its Subsidiaries is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 4.23    Contracts.

(a)    As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (whether written or oral) (i) that is a “material contract” (as such term is described in Item 601(b)(10) of Regulation S-K promulgated by the SEC), (ii) that is a material contract which has as its subject Company Intellectual Property other than those with respect to off-the-shelf commercially-available software with a total replacement cost of less than $100,000, (iii) relating to any Indebtedness of the Company or any of its Subsidiaries or mortgages, pledges, or that otherwise places a Lien on any material asset of the Company or its Subsidiaries, (iv) relating to the disposition or acquisition by the Company or any of its Subsidiaries of assets other than in the Ordinary Course or pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than the Company's Subsidiaries, (v) that involves or is likely to involve annual expenditures in excess of $150,000 in the aggregate, (vi) that provides for the lease of any properties or assets of the Company or its Subsidiaries with annual lease payments in excess of $150,000, (vii) that provides for the advancement or loan to any third party in amounts in excess of $50,000 (excluding, for the avoidance of doubt, trade accounts receivable incurred in the Ordinary Course); (viii) that contains any warranty agreements with respect to the Company's or its Subsidiaries' services or products, other than warranties granted in the Ordinary Course, or (ix) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by the Company or any of its Subsidiaries. Each Contract of the type described in this Section 4.23 is referred to herein as a “Material Contract.”

(b)    No Breach. All Material Contracts are valid and binding on the Company or its Subsidiaries, as applicable, and are in full force and effect except to the extent they have previously expired in accordance with their terms. Neither the Company nor any of its Subsidiaries have violated any material provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of, any Material Contract. No other party to any Material Contract is, to the knowledge of the Company, in material default thereunder.

Section 4.24    Inapplicability of Takeover Statutes. Assuming the representations and warranties of Parent and MergerSub set forth in Section 5.08 are true and correct, no “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute or regulation enacted under state or federal laws in the United States (collectively, “Anti-Takeover Statutes”) is applicable to the execution, delivery, performance or consummation of this Agreement, the Voting Agreements or the transactions contemplated hereby or thereby, or if applicable, the Company Board has elected to make the Anti-Takeover Statutes inapplicable to the execution, delivery, performance or consummation of this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby. The Company has taken all appropriate and necessary actions to exempt this Agreement, the Voting Agreements and all the transactions contemplated hereby and thereby from the requirements and restrictions of Section 203 of the DGCL. The Company has delivered to Parent and MergerSub copies of all actions taken by the Company and the Company Board with respect to the matters set forth in this Section 4.24.

Section 4.25    Labor Matters.

(a)    There is no collective bargaining or other labor union or foreign work council contract applicable to Persons employed by the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party (each a “Company Collective Bargaining Agreement”) and, to the Company's knowledge, no labor union, foreign work council, or other collective bargaining representative represents any Persons employed by the Company or any of its Subsidiaries in connection with such employment. No Company Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries. There is no strike, work stoppage, or other material labor dispute against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, and no such disputes have occurred within the past three years. To the knowledge of the Company, no labor union or labor organization is organizing or seeking to organize any employees of the Company or any of its Subsidiary and no such organizing activities have occurred within the past three years.

(b)    The Company and its Subsidiaries have complied and are in compliance in all material respects with applicable Laws with respect to employment, employment practices, and terms, conditions and classification of employment (including applicable Laws regarding employee leave, workers compensation, wage and hour requirements, I-9 compliance, discrimination in employment, employee health and safety, and the Workers' Adjustment and Retraining Notification Act). The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws, policies and guidelines of any Governmental Authority relating to labor, employment, termination of employment or similar matters and have not engaged in any unfair labor practices, and there are no unfair labor practice, discrimination, wrongful discharge, wage and hour charges or complaints pending or, to the knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries are obligated to make any severance payments or bonus payments by virtue of the transactions contemplated by this Agreement.

(c)    Section 4.25(c) of this Disclosure Schedule lists, by date and location, each employee of the Company and each of its Subsidiaries who has been terminated in the 90 days prior to the date of this Agreement. As of the date hereof, to the knowledge of the Chief Executive Officer of the Company, none of the individuals listed on Exhibit F has any intention to terminate his or her employment within the first twelve (12) months following the Effective Time. As of the date hereof, to the knowledge of the Special Committee, the Chief Executive Officer of the Company does not have any intention to terminate her employment within the first twelve (12) months following the Effective Time.

Section 4.26    Change of Control. Section 4.26 of the Disclosure Schedule sets forth (i) any Contract pursuant to which any compensation, benefit, obligation or remuneration of any kind or nature which is or may become payable to any present or former employee, consultant or director of the Company or any of its Subsidiaries or any other similar person, in whole or in part, by reason of the execution and delivery of this Agreement or the consummation of the Merger or the other transactions contemplated hereby and (ii) any Contract pursuant to which any earn-out or similar deferred payment obligations for the Company or any of its Subsidiaries is liable, contingently or otherwise, as obligor or otherwise which arose in connection with any acquisition of another company or business by the Company.

Section 4.27    Indebtedness. As of the date of this Agreement, the Company has no outstanding Indebtedness.

Section 4.28    Product Warranty; Product Liability; Recalls.

(a)    Each Company Product is manufactured, marketed and distributed for itself or a customer or other third party in conformity in all material respects with (i) all applicable contractual commitments of the Company applicable to such Company Product, (ii) all product specifications applicable to such Company Product, and (iii) all express and implied warranties applicable to such Company Product. Section 4.28(a) of the Disclosure Schedule sets forth each express warranty and guaranty that the Company makes in respect of each Company Product it currently sells.

(b)    To the knowledge of the Company, no claim has been asserted at any time during the past two years that the Company has any liability arising out of any injury or death to individuals, animals or property as a result of the use of any Company Product. In addition, the Company has no material liability (and, to the knowledge of the Company, there is no basis for any present or future claim, lawsuit or other proceeding against the Company that could give rise to any material liability) arising out of any injury or death to individuals, animals or property as a result of the use of any Company Product.

(c)    In the past two years, neither the Company nor any Company Product has been, or to the knowledge of the Company, is, subject to any product recall, withdrawal, seizure, sequestration, or quarantine, whether voluntarily or at the direction or order of any Governmental Authority or otherwise, and the Company has no liability in respect of any recall, withdrawal, seizure, sequestration, or quarantine of any Company Product.

Section 4.29    Customers and Suppliers. Section 4.29 of the Disclosure Schedule sets forth a list of the ten largest customers (“Major Customers”) and suppliers (“Major Suppliers”) of the Company and its Subsidiaries for the most recently completed fiscal year of the Company as measured by gross revenue of purchases by such customers from the Company and its Subsidiaries and by total purchases by the Company and its Subsidiaries from such suppliers, and showing the approximate gross revenue by such customer and total purchases from such supplier. Since January 1, 2012, there has not been any material adverse change in the business relationship between the Company or its Subsidiaries, on the one hand, and any Major Customer or Major Supplier, on the other hand, or any material controversies with any Major Customer or Major Supplier. Since January 1, 2012, neither the Company nor any of its Subsidiaries has received written notice (including by e-mail) or, to the knowledge of the Company, oral notice, nor do they reasonably believe, that any Major Customer or Major Supplier (i) will be terminating its relationship with the Company or its Subsidiaries, or (ii) shall stop, or materially decrease the rate of, supplying or buying (as the case may be) materials, products or services to or from (as applicable) the Company or its Subsidiaries.

Section 4.30    No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article IV, none of the Company or any other Person makes any representation or warranty on behalf of the Company and any of its respective Subsidiaries in connection with this Agreement, including with respect to estimates, projections and other forecasts.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERSUB

Each of Parent and MergerSub jointly and severally represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

Section 5.01    Due Incorporation/Formation and Good Standing. The Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite limited liability power and authority to own, lease and operate its properties and to carry on its business as now being conducted. MergerSub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent owns directly all of the issued and outstanding capital stock of MergerSub. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which MergerSub is a party of any character relating to the issued or unissued capital stock (or other interests convertible into or exchangeable for or rights to acquire shares of capital stock) of MergerSub or obligating MergerSub to grant, issue or sell any shares of the capital stock (or other interests convertible into or exchangeable for or rights to acquire shares of capital stock) of MergerSub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of MergerSub to repurchase, redeem or otherwise acquire any shares of the capital stock of MergerSub.

Section 5.02    Authorization; Binding Agreement. Parent and MergerSub have all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by each of the manager of Parent and the board of directors of MergerSub, as appropriate, and no other proceedings on the part of Parent or MergerSub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and MergerSub and constitutes the legal, valid and binding agreement of Parent and MergerSub, enforceable against each of Parent and MergerSub in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03    Governmental Approvals. The execution and delivery by the Parent and MergerSub of this Agreement does not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (A) the filing of the Certificate of Merger with, and the acceptance for record thereof by, the Secretary of State of the State of Delaware, and (B) other filings as may be required in connection with state or local transfer taxes, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) constitute a Parent Material Adverse Effect.

Section 5.04    Litigation. There are no Actions pending or threatened against Parent or MergerSub or any officer, director or employee of Parent or MergerSub in such capacity, which would, individually or in the aggregate, prevent or materially delay Parent or MergerSub from performing its obligations under this Agreement.

Section 5.05    No Violations. The execution and delivery of this Agreement, the Merger, the consummation of the other transactions contemplated hereby and compliance by Parent and MergerSub with any of the provisions hereof, will not (i) conflict with or result in any breach of any provision of the certificate of formation, limited liability company agreement, certificate of incorporation or bylaws or other governing instruments of Parent or MergerSub, as applicable, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement or other instrument to which Parent is a party or by which its assets are bound, (iii) result in the creation or imposition of any Lien of any kind upon any of the assets of Parent or MergerSub or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.03, contravene any Law to which Parent or MergerSub or its or any of their respective assets or properties are subject.

Section 5.06    Proxy Statement. The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any of the documents required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company's stockholders in connection with the Merger, including the Proxy Statement, if any, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to the Company's stockholders and at the time such stockholders vote on adoption of this Agreement, and (ii) in the case of any document other than the Proxy Statement, at the time of the filing with the SEC of such document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof to the Company's stockholders.

Section 5.07    Financing. Parent has delivered to the Company, true, complete and correct copies of (a) the executed commitment letters (collectively, the “Equity Commitment Letters”) from the investors named therein (the “Investors”), pursuant to which such Persons have committed to provide equity financing in the amounts set forth therein (the “Equity Financing”) and (b) the executed commitment letters (collectively, the “Debt Commitment Letters”, and together with the Equity Commitment Letters, the “Commitment Letters”) from the financial institutions identified therein (the “Lenders”) pursuant to which the lender parties thereto have committed to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement (including funding of the Exchange Fund) and related fees and expenses and the refinancing of certain outstanding Indebtedness of the Company (the “Debt Financing”, and together with the Equity Financing, the “Financing”). The net proceeds contemplated by the Financing will, in the aggregate, be sufficient to pay the aggregate Company Common Stock Merger Consideration, the aggregate Equity Award Consideration and all fees and expenses required to be paid by Parent and MergerSub related to the Merger and the other transactions contemplated by this Agreement. There are no conditions precedent related to the funding of the Financing other than as described in the Commitment Letters. As of the date hereof, there are no other agreements, side letters or arrangements related to the funding or investing, as applicable, of the Debt Financing other than the Debt Commitment Letters or of the Equity Financing other than the Commitment Letters. Each of the Commitment Letters has been duly executed and delivered by, and is a valid and binding obligation of, Parent and MergerSub and, to the knowledge of Parent or MergerSub, the Investor or Lender named therein, subject to the Enforceability Exceptions. As of the date hereof, each of the Commitment Letters are in full force and effect and none has been withdrawn, rescinded or terminated in any respect, and none has been amended or modified in any respect. As of the date hereof, assuming the accuracy of the representations and warranties of the Company in Article IV, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Parent or MergerSub under the Commitment Letters, or to the knowledge of Parent or MergerSub, the Investor or Lender named therein. All commitment and other fees required to be paid under the Commitment Letters on or prior to the date hereof have been fully paid and, as of the date hereof, assuming the accuracy of the representations and warranties of the Company in Article IV, to the knowledge of Parent and MergerSub, there is no fact or occurrence existing that makes any of the statements (including assumptions) set forth in any of the Commitment Letters inaccurate. Concurrently with the execution of this Agreement, Parent has delivered to the Company a duly executed guarantee of SPC Partners V, L.P. (the “Guarantor”) in the form attached hereto as Exhibit E (the “Guarantee”). As of the date hereof, the Guarantee is in full force and effect and it has not been withdrawn, rescinded or terminated in any respect.

Section 5.08    Ownership of Common Stock. Other than in connection with this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, neither Parent nor any of its Subsidiaries (including MergerSub) or Affiliates is, and at no time during the last three years has Parent or any of its Subsidiaries (including MergerSub) or Affiliates been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 5.09    No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation of this Agreement and the consummation of the Merger and in connection with the Debt Financing Commitments, MergerSub has not incurred, and prior to the Effective Time will not have incurred any obligations or liabilities, and has not engaged, and prior to the Effective Time will not have engaged, directly or indirectly through any Subsidiary or Affiliate, in any business activities of any type or kind whatsoever.

Section 5.10    Brokers' and Finders' Fees. No broker, finder or investment banker or other Person engaged by, or otherwise acting on behalf of, Parent or MergerSub is entitled to any brokerage, finder's or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 5.11    No Other Representations or Warranties. Except for the representations and warranties made by Parent and MergerSub in this Article V none of Parent, MergerSub or any other Person makes any representation or warranty on behalf of Parent, MergerSub or any of their respective Subsidiaries in connection with this Agreement.

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01    Conduct of Business by Company Pending the Merger.

(a)    The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly required or expressly permitted by this Agreement or as set forth in Section 6.01 of the Disclosure Schedule and except with the prior written consent of Parent, the businesses of the Company and its Subsidiaries shall be conducted in, and the Company and its Subsidiaries shall not take any action except in, the Ordinary Course; and the Company shall use its commercially reasonable efforts to (i) preserve substantially intact the business organization of the Company and its Subsidiaries, (ii) maintain existing relations with Governmental Authorities, customers, suppliers, distributors, employees and business associates, (iii) keep available the services of the current officers, key employees and consultants of the Company and its Subsidiaries, (iv) maintain all assets in good repair and condition (except for ordinary wear and tear), (v) maintain all insurance and permits necessary to the conduct of the Company's business as currently conducted, (vi) maintain its books of account and records in the usual, regular and ordinary manner, and (vii) maintain, enforce and protect all of the material Company Intellectual Property in a manner consistent in all material respects with past practice.

(b)    Except as expressly required or expressly permitted by this Agreement or as set forth in Section 6.01(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries shall, directly or indirectly, between the date of this Agreement and the Effective Time, do any of the following without the prior written consent of Parent:

(i)    take any action that would have been required to be disclosed under Section 4.08 if such action had been taken prior to the date hereof;

(ii)    amend or propose any amendment or otherwise change any provision of the Company Charter, Company Bylaws, or similar organizational or governance documents;

(iii)    (A) authorize for issuance, issue or sell or agree or commit to issue or sell any shares of any class of capital stock of the Company or any of its Subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Company or any of its Subsidiaries, other than the issuance of Company Common Stock upon exercise of Company Stock Options outstanding on the date of this Agreement; (B) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the exercise of Company Stock Options; (C) adjust, reclassify, combine, split, or subdivide any stock of the Company or any Subsidiary; (D) adopt any new incentive plan or any equity based compensation plan; or (E) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of the Company or any Subsidiary.

(iv)    (A) acquire, or agree to acquire, by merging or consolidating with, by purchasing any equity interest in or a portion of the assets of, or by any other manner, in one transaction or a series of related transactions, any corporation, partnership, association or other business organization or any interest therein, or division or business thereof, or otherwise acquire any material amount of the operating assets of any other person (other than the purchase of assets from suppliers or vendors in the Ordinary Course); (B) merge or consolidate with any other person; or (C) liquidate, dissolve, restructure, wind-up or reorganize its business or organize any new subsidiary or affiliate;

(v)    pre-pay any long-term debt, except in the Ordinary Course (which shall be deemed to include pre-payments or repayments of lines of credit facilities or other similar lines of credit, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto in accordance with their terms, as such loans become due and payable), or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the Ordinary Course;

(vi)    waive, release, assign, settle or compromise any litigation or claims other than settlements of, or compromises for, any litigation in the Ordinary Course (which shall not include the settlement of Transaction Litigation which shall be covered by and subject to Section 7.09) or where (A) the amounts paid or to be paid are covered by insurance coverage maintained by the Company and (B) the settlement or compromise involves only the payment of money damages and does not otherwise materially and adversely effect the conduct of the business of the Company going forward;

(vii)    other than in the Ordinary Course, enter into or amend, modify or supplement on terms materially adverse to the Company and its Subsidiaries, taken as a whole, fail to renew, cancel or terminate any Material Contract or Contract which if entered into prior to the date hereof would be a Material Contract, or waive, release, grant assign or transfer any of its material rights or claims (whether such rights or claims arise under a Material Contract or otherwise) (it being understood that the Company and its Subsidiaries shall not be allowed to enter into or amend any Contract with any Affiliated Party or the Financial Advisor);

(viii)    make or authorize any new capital expenditures involving more than the aggregate amount set forth in with the Company's capital expenditure budget, or fail to expend funds for budgeted capital expenditures or commitments;

(ix)    make any material change in any accounting principles or methods, except as may be required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(x)    (A) grant any increase in the compensation or benefits payable or to become payable by the Company or any of its subsidiaries to any current or former director, officer, employee or consultant of the Company or such subsidiary, except in the Ordinary Course or required by the terms of a Company Plan in effect as of the date of this Agreement, (B) adopt, enter into, amend or otherwise increase, reprice or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any Company Plan, (C) enter into, establish, adopt renew or amend any consulting, employment, bonus, severance, change in control, retention or any similar agreement or any collective bargaining agreement, or grant any severance, bonus, termination, or retention pay to any officer, director, consultant or employee of the Company or any of its subsidiaries (other than as required by the terms of a Company Plan in effect as of the date of this Agreement) or terminate any Company Plan, or (D) pay or award any pension, retirement allowance or other non-equity based incentive awards, or other employee or director benefit or perquisite not required by a Company Plan in effect as of the date of this Agreement; provided, however, that nothing in this Section 6.01(b)(x) shall prohibit the Company or any of its Subsidiaries from taking any action relating to the termination or promotion of employees in the Ordinary Course or the hiring of employees in the Ordinary Course to the extent that (1) such hired employee is hired for a position that is below the director level and whose base annual salary is below $100,000 and who is entitled to benefits that are no more favorable to such employee than those available to the Company's other employees who are at the same level; or (2) (I) such hired employee is replacing an employee whose employment with the Company and its Subsidiaries is terminated following the date hereof (the “Former Employee”) and (II) the base annual salary of such hired employee is not greater than 120% of the base annual salary of the Former Employee and the benefits made available to such hired employee are no more favorable than the benefits that were available to the Former Employee;

(xi)    make or change any election, adopt or change any accounting method, file or amend any Tax Return, enter into any closing agreement, settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Return or the payment of any Tax;

(xii)take, commit to take, or fail to take any action that (A) would result in any of the conditions to the consummation of the Merger not being satisfied, or (B) would materially impair the ability of the Company, Parent or MergerSub to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(xiii)fail to maintain, enforce or protect any Company Intellectual Property;

(xiv)make any material restatement of the Company Financial Statements or the notes thereto included in, or incorporated by reference into, the Company SEC Documents;

(xv)enter into any new or renegotiate any license, agreement or arrangement relating to any Company Intellectual Property (other than the application for patents and registered trademarks in the Ordinary Course);

(xvi)enter into any joint venture, partnership or similar arrangement, other than arrangements with distributors or resellers in the Ordinary Course that do not result in the formation of any Person or funding obligations of the Company or its Subsidiaries;

(xvii)implement any employee layoffs that could implicate the WARN Act; and

(xviii)except as provided in Section 7.03, announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.01    Preparation of Proxy Statement; Stockholders' Meeting.

(a)    The Company, acting through the Company Board, shall in accordance with applicable Law, the Company Charter and the Company Bylaws: (i) set a record date for, duly call, give notice of, convene and hold a meeting of its stockholders as soon as reasonably practicable following clearance with the SEC of the Proxy Statement for the purpose of securing the Company Stockholder Approval (such meeting, and any postponement or adjournment thereof, the “Company Stockholders Meeting”), (ii) unless the Company Board shall have effected a Company Adverse Recommendation Change in accordance with the terms of ýSection 7.03(b), recommend to its stockholders the adoption of this Agreement (the “Merger Recommendation”) and shall include such recommendation in the Proxy Statement and (iii) unless the Company Board shall have effected a Company Adverse Recommendation Change in accordance with the terms of Section 7.03(b), use its commercially reasonable efforts to solicit from holders of shares of Company Common Stock proxies in favor of the adoption of this Agreement and take all other action necessary or advisable to secure, at the Company Stockholders Meeting, the Company Stockholder Approval. Notwithstanding any Company Adverse Recommendation, the Company Board shall take all commercially reasonable lawful action in order to properly call, hold, and complete the Company Stockholders Meeting in compliance with applicable Law, the Company Charter and Company Bylaws.

(b)    As soon as reasonably practicable following the date of this Agreement and in no event more than 15 days following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement and comply in all material respects with all legal requirements applicable to the Company Stockholders Meeting. Parent shall review any drafts of the Proxy Statement provided by the Company promptly after receipt. Each of Parent and MergerSub will furnish as soon as reasonably practicable to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall use its commercially reasonable efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement to be mailed to the Company's Stockholders as promptly as practicable after the Proxy Statement is cleared with the SEC but in any event no later than 5 Business Days after the Proxy Statement is cleared with the SEC. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, subject to applicable Law, the Company shall provide Parent and MergerSub with a reasonable opportunity to review and comment on the Proxy Statement or such response. Each of Parent, MergerSub and the Company agree to correct as soon as reasonably practicable any information provided by it for use in the Proxy Statement which shall have become false or misleading. If at any time prior to the Company Stockholders Meeting, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company. The Company shall as promptly as practicable (i) notify Parent and MergerSub of the receipt of any oral or written comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide Parent with copies of all such comments or correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

(c)    At the Company Stockholders Meeting, Parent shall vote, and cause each of its Subsidiaries to vote, all shares of Company Common Stock beneficially owned by Parent and each of its Subsidiaries in favor of the adoption of this Agreement.

Section 7.02    Access to Information; Confidentiality.

(a)    Subject to applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to afford Parent, following notice from Parent to the Company in accordance with this Section 7.02(a), reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, contracts, commitments, books and records of the Company and each Subsidiary, and all other financial, operating and other data and information and any other information concerning its business, properties and personnel as Parent may reasonably request. Notwithstanding the foregoing, neither Parent nor any of its representatives shall (i) contact or have any discussions with any of the Company's or Subsidiaries' employees, agents or representatives (other than the Chief Executive Officer of the Company and the individuals listed on Exhibit F; provided that if the Company Board is considering an Acquisition Proposal received after the date hereof from a Person other than Parent, Parent may not contact any such individuals without a member of the Special Committee or its designated Representative being present (it being agreed and acknowledged that (A) with respect to in-person meetings or telephone calls, a member of the Special Committee or its designated Representative shall be deemed present at such meeting or telephone call provided that the Special Committee and its counsel were provided at least 24 hours advance notice (delivered in accordance with Section 10.02) of such meeting or telephone call and reasonable accommodations were made to permit a member of the Special Committee or its designated Representative to participate in such meeting or telephone call, and (B) with respect to contact via e-mail, a member of the Special Committee or its designated Representative shall be deemed present provided that a member of the Special Committee or its designated Representative is copied on such e-mail), unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, delayed or conditioned, (ii) contact or have any discussions with any of the customers of the Company or its Subsidiaries regarding the business of the Company or its Subsidiaries, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, delayed or conditioned, (iii) damage any property or any portion thereof, or (iv) perform any onsite procedure or investigation (including any onsite environmental investigation or study) unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, delayed or conditioned. Parent shall schedule and coordinate all inspections with the Company. The Company shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) jeopardize the attorney-client privilege of the Company, the Company Board or any committee thereof, or the Company's Subsidiaries, or (ii) contravene any Law or binding agreement entered into prior to the date of this Agreement, provided, that, in each of the foregoing cases, the parties hereto shall cooperate to make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply. If any of the information or material furnished pursuant to this Section 7.02 includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party understands and agrees that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(b)    Prior to the Effective Time, all information obtained by Parent pursuant to this Section 7.02 shall be kept confidential in accordance with the confidentiality agreement dated April 9, 2012, 2012 between SPC Partners IV, L.P. and the Company (the “Confidentiality Agreement”).

Section 7.03    Acquisition Proposals.

(a)    Subject to Section 7.03(b) and Section 7.03(c), none of the Company or any of its Subsidiaries shall, nor shall any of them authorize or permit, directly or indirectly, any Representative to, directly or indirectly: (i) initiate, solicit, encourage or take any other action to knowingly facilitate (including by way of furnishing information (other than public information disseminated through Company SEC Documents, press releases or other similar means)) any inquiries, offers or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; (ii) initiate, engage in, participate in or continue any discussions or negotiations, or furnish or disclose to any Person not a party to this Agreement any information in furtherance of any inquiries related to an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal; (iii) enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal (including any letter of intent, agreement in principle, memorandum of understanding, confidentiality agreement, expense reimbursement agreement, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or intended to, or that would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in or permitted by Section 7.03(b)), or that is intended or that would reasonably be expected to result in the abandonment, termination or failure to consummate the Merger or any other transaction contemplated by this Agreement); or (iv) (A) fail to make, withdraw (or not continue to make), modify, qualify or amend in a manner adverse to Parent or publicly propose to withdraw or modify in a manner adverse to Parent the Merger Recommendation (it being understood that, subject to and without limitation of ýSection 7.03(b), taking a neutral position or no position with respect to any Acquisition Proposal shall be considered an adverse modification), (B) recommend, adopt, endorse or approve, or publicly propose to recommend, adopt, endorse or approve, an Acquisition Proposal, or (C) take any action or make any statement inconsistent with the Merger Recommendation (any of the foregoing in this clause “ý(iv),” a “Company Adverse Recommendation Change”). The Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any existing solicitations, discussions, negotiations or communications with any party or parties that have made or indicated an interest or intention to make an Acquisition Proposal; provided, that nothing in this Section 7.03 shall preclude the Company, any of its Subsidiaries or their respective Representatives from complying with the provisions of the immediately following sentence. The Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with a potential Acquisition Proposal (other than Parent and its Affiliates) to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries. The Company shall promptly notify Parent (and in any event within 24 hours) upon receipt by the Company or any of its Subsidiaries (including through a notification by its Representatives) of (y) any request for information relating to the Company or any of its Subsidiaries (other than requests for information in the Ordinary Course and unrelated to an Acquisition Proposal), or (z) any inquiry or request for discussion or negotiations regarding an Acquisition Proposal and, in each case the Company shall provide Parent with a copy of any such request or inquiry (or a summary of any oral request or inquiry). The Company shall not, and shall cause its Subsidiaries not to, enter into any agreement with any person subsequent to the date of this Agreement, which prohibits the Company from providing such information to Parent or requires the Company to negotiate on an exclusive basis. The Company shall not, and shall cause each of its Subsidiaries not to terminate, waive amend or modify any provision of any existing standstill to which it or any of its Subsidiaries is party, and the Company shall, and shall cause its Subsidiaries to seek enforcement of the provisions of any such agreement, in each case, except to the extent the Company Board determines in good faith (after consultation with its outside legal counsel) that such action would be reasonably likely to violate its fiduciary obligations under applicable Law.

(b)    Notwithstanding Section 7.03(a) or any other provision of this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval:

(i)    the Company may (directly or through its Representatives) (A) engage in negotiations or discussions with any Person and its Representatives and financing sources that have made a written bona fide Acquisition Proposal (that was not solicited in violation of Section 7.03(a)) that, if and only if, prior to taking such action, the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes or would reasonably be expected to lead to a Superior Proposal and is from a party reasonably capable of consummating such Acquisition Proposal in a timely manner, and (B) thereafter furnish or disclose to such Person and its Representatives and financing sources non-public information relating to the Company and its Subsidiaries pursuant to an Acceptable Confidentiality Agreement with such Person; provided, that the Company shall notify Parent promptly (and in any event within 24 hours) after receipt by the Company of any Acquisition Proposal of the material terms and conditions thereof and the identity of the Person making the Acquisition Proposal and the Company shall furnish or make available to Parent any such information furnished or made available to the Person making the Acquisition Proposal to the extent not previously furnished or made available to Parent or its Representatives;

(ii)    the Company Board may make a Company Adverse Recommendation Change following the receipt of a written bona fide Acquisition Proposal not made in violation of this Section 7.03 that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor) to constitute a Superior Proposal and is from a party reasonably capable of consummating such Acquisition Proposal in a timely manner; provided; that, prior to making such determination, (A) the Company provides Parent with four Business Days' notice of its intention to do so and specifying the terms and conditions of such Superior Proposal (including a copy thereof with all accompanying documentation (including any purchase agreement submitted by or on behalf of the party making such Acquisition Proposal) and the identity of the party making such Acquisition Proposal) and (B) during the applicable four Business Day period, if requested by Parent, the Company has engaged in good faith negotiations with Parent to make such adjustments to the terms and conditions of this Agreement such that such Acquisition Proposal no longer constitutes a Superior Proposal, which adjustments shall be evidenced by an offer to amend this Agreement that would, upon the Company's acceptance, be binding on Parent; provided, further, that nothing in this Section 7.03(b) or otherwise shall prohibit the Company or its Representatives from negotiating and discussing further with any party that proposed such Acquisition Proposal; and

(iii)    the Company Board may make a Company Adverse Recommendation Change pursuant to this Section 7.03(b)(iii), if and only if (A) a material development or change in circumstances occurring or arising after the date of this Agreement with respect to the Company that (1) is materially favorable to the recurring financial condition and results of the Company and its Subsidiaries, taken as a whole and (2) was neither known to the Company Board or management of the Company and its Subsidiaries nor reasonably foreseeable as of or prior to the date hereof (it being agreed that the result of the introduction of new or modified products or the results of sales or marketing initiatives (including any increase in sales as a result thereof whether to new or existing customers) are reasonably foreseeable and shall not be considered a material development or change in circumstances) (such material development or change in circumstances with respect to the Company being referred to as an “Intervening Event”) and (B) the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor), in light of such Intervening Event, that a failure to make such Company Adverse Recommendation Change would result in a breach of its fiduciary duties to the stockholders of the Company; provided, that the Company Board may not make a Company Adverse Recommendation Change pursuant to this Section 7.03(b)(iii) unless the Company shall have provided prior written notice to Parent at least four Business Days in advance of its intention to make a Company Adverse Recommendation Change and such notice includes a written explanation of the Company Board's basis for proposing to effect such Company Adverse Recommendation Change, and prior to effecting such Company Adverse Recommendation Change the Company shall, if requested by Parent, during the applicable four Business Day period, have negotiated with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that the Company Board shall no longer conclude that a failure to make such Company Adverse Recommendation Change could reasonably result in a breach of its fiduciary duties to the stockholders of the Company, which adjustments shall be evidenced by an offer to amend this Agreement that would, upon the Company's acceptance, be binding on Parent. For the avoidance of doubt, the Company Board shall not be permitted to effect a Company Adverse Recommendation Change pursuant to this Section 7.03(b)(iii) with respect to or in connection with any Acquisition Proposal (which shall be covered by and solely subject in all respects to Section 7.03(b)(ii)).

(c)    Nothing in this Section 7.03 or elsewhere in this Agreement shall prevent the Company Board from taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Item 1012 of Regulation M-A or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to the Company's stockholders if the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would violate any applicable Law; provided, that compliance by the Company with such obligations shall not relieve the Company of any of its obligations under the provisions of this Section 7.03. In addition, it is understood and agreed that, for purposes of this Agreement (including Article ýVIII), neither a “stop, look, and listen” statement nor a factually accurate public statement by the Company that describes the Company's receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall in and of itself be deemed a Company Adverse Recommendation Change.

Section 7.04    Employee Benefits Matters.

(a)    Parent Plans.

(i)    From and after the Effective Time and until March 31, 2013, Parent shall, or shall cause Surviving Corporation or one of its other Subsidiaries to provide the employees and former employees of the Company and its Subsidiaries as of the Effective Time base salary and wages (disregarding equity incentive arrangements) that are no less favorable than those in effect as of the Effective Time and benefits that are substantially comparable in the aggregate to those in effect as of the Effective Time (disregarding change in control, retention, deferred compensation and equity incentive arrangements).

(ii)    With respect to any Parent Plan in which any employee of the Company or any of its Subsidiaries first becomes eligible to participate on or after the Effective Time, Parent shall, or shall cause its applicable Affiliates to use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each such employee and his or her eligible dependents under such Parent Plan, except to the extent such pre-existing conditions, exclusions or waiting periods applied immediately prior thereto under the analogous Company Plan; (ii) provide such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to becoming eligible to participate in such Parent Plan under the analogous Company Plan (to the same extent that such credit was given under such Company Plan) in satisfying any applicable deductible maximum out-of-pocket requirements under such Parent Plan; and (iii) recognize all service of such employee with the Company and its Subsidiaries and predecessors (including recognition of all prior service with any entity (including any such Subsidiary prior to its becoming a Subsidiary of the Company) that was recognized by the Company (or any such Subsidiary) prior to the date hereof in the ordinary course of administering the Company Plans), for purposes of eligibility to participate in and vesting in benefits under such Parent Plan, to the extent that such service was recognized for such purpose under the analogous Company Plan; provided, that, in no event shall the recognition of prior service result in a duplication of benefits.

(iii)    Surviving Corporation shall continue to recognize all accrued and unused vacation and paid time off days (including banked days) that have accrued through the Effective Time, and shall allow such employees to take such accrued and unused days in accordance with such policies as Parent or Surviving Corporation, as applicable, may adopt after the Effective Time.

(iv)    This Section 7.04(a) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Notwithstanding anything to the contrary contain herein, this Section 7.04(a) does not amend nor establish any provisions of any Company Plan or Parent Plan. Nothing contained herein, express or implied shall alter or limit Parent's or the Surviving Corporation's ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement or is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

(b)    Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Stock and Company Stock Options (whether vested or unvested) pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

Section 7.05    Directors' and Officers' Indemnification and Insurance.

(a)    Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Company Charter, the Company Bylaws or this Agreement or, if applicable, similar organizational documents or agreements of any of the Subsidiaries, from and after the Effective Date through the 6th anniversary of the Effective Time, Surviving Corporation shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the Effective Date serving as a director, officer, trustee, or fiduciary of the Company or its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim from and against any D&O Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) within 30 days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, any D&O Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including advancement to the Indemnified Party of any D&O Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security (but subject to Parent's or Surviving Corporation's, as applicable, receipt of a written undertaking by or on behalf of such Indemnified Party to repay such D&O Expenses if it is ultimately determined under applicable Law that such Indemnified Party is not entitled to be indemnified). The indemnification and advancement obligations of Surviving Corporation pursuant to this Section 7.05(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee, employee, agent, or fiduciary of the Company or its Subsidiaries after the date hereof and shall inure to the benefit of such person's heirs, executors and personal and legal representatives. As used in this Section 7.05(a): (x) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding, or any inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party's service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of its Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other person at or prior to the Effective Time at the request of the Company or any of its Subsidiaries; and (y) the term “D&O Expenses” means reasonable attorneys' fees and all other reasonable costs, expenses and obligations (including experts' fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.05(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, Action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such claim, demand, Action, suit, proceeding, inquiry or investigation or such Indemnified Party otherwise consents thereto. Any determination of entitlement to indemnification under this Section 7.05(a) shall be made by independent legal counsel selected by Surviving Corporation, and reasonably acceptable to the Indemnified Party, and the fees of such counsel shall be paid by Surviving Corporation.

(b)    For a period of six years from the Effective Time, the certificate of incorporation of Surviving Corporation shall contain provisions no less favorable with respect to indemnification and advancement than are set forth in the Company Charter and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(c)    Prior to the Effective Time, the Company shall cause to be obtained effective at the Effective Time and shall fully pay the premium for “tail” insurance policies with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance in amount and scope at least as favorable as the Company's policies as of the date hereof with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that excited or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions contemplated hereby).

(d)    If Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Surviving Corporation assume the obligations set forth in this Section 7.05.

(e)    This Section 7.05 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Company, Parent and Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.05.

Section 7.06    Further Action; Reasonable Efforts.

(a)    Subject to applicable Law, upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the other transaction contemplated by this Agreement, (ii) the satisfaction of the other parties' conditions to consummating the Merger, (iii) the taking of all reasonable actions necessary to obtain (and the cooperation with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Person required to be obtained or made by Parent, MergerSub, the Company or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated by the Merger or by this Agreement, and (iv) the execution and delivery of any additional documents or instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)    The parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to Section 7.06, including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non-filing party and their advisors prior to filing, and, to the extent practicable, neither of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other party. Each party shall keep the other apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement. To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings and calls with such Governmental Authority.

Section 7.07    Anti-Takeover Statutes. If the restrictive provisions of any Anti-Takeover Statute are or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of Parent, the Company and MergerSub and their respective boards of directors shall grant all such approvals and take all such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby.

Section 7.08    Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VIII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7.08 shall not (a) cure any breach of, or non-compliance with, any other provision of this Agreement or (b) limit the remedies available to the party receiving such notice. The parties agree and acknowledge that the Company's, on the one hand, and Parent's on the other hand, compliance or failure of compliance with this Section 7.08 shall not be taken into account for purposes of determining whether the condition referred to in Section 8.02(b) or Section 8.03(b), respectively, shall have been satisfied.

Section 7.09    Transaction Litigation. In the event that any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement (“Transaction Litigation”) is brought, or, to the knowledge of the Company, threatened in writing, against the Company and/or the members of the Company Board prior to the Effective Time, the Company shall promptly notify Parent thereof and shall keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate in the defense or settlement of any Transaction Litigation, and the Company shall not settle, compromise, come to an arrangement regarding or agree to settle, compromise or come to an arrangement regarding any Transaction Litigation, without Parent's prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided that such consent of Parent shall not be required only with respect to any settlement, compromise or arrangement that does not involve any conditions or obligations of the Company, Parent or MergerSub except for (i) payments of money paid entirely from proceeds of insurance except for any applicable retention or deductible in an amount not to exceed $250,000, and/or (ii) amendments to disclosure in the Proxy Statement or related public disclosures that relate solely to the Company or the Financial Advisor, or that are required by Law.

Section 7.10    Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes.

Section 7.11    Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company, except as either party reasonably believes, after receiving the advice of outside counsel and after informing the other party, another form of press release may be required by Law or by any listing agreement with a national securities exchange or trading market. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the prior consultation of the other party, except in connection with a Company Adverse Recommendation Change effected in accordance with Section 7.03(b)(ii) or Section 7.03(b)(iii) or pursuant to Section 7.03(c) or as such party reasonably believes, after receiving the advice of outside counsel and after informing all other parties to this Agreement, another form of press release may be required by Law or by any listing agreement with a national securities exchange or trading market.

Section 7.12    NASDAQ Delisting. Prior to the Closing Date, each of the Company and Parent shall take all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the de-listing by Surviving Corporation of the Company Common Stock from NASDAQ. Notwithstanding the foregoing, the Company shall use commercially reasonable efforts to cause the continued trading and quotation of the Company Common Stock on NASDAQ from and after the date hereof until the Closing Date.

Section 7.13    Financing.

(a)    The Company shall, and the Company shall cause its Subsidiaries and its and their respective Representatives to, provide such reasonable cooperation (including with respect to timeliness) in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the businesses of the Company or its any of its Subsidiaries or involve any material out-of-pocket expense by the Company or any of its Subsidiaries), including the following and similar actions: (i) providing to Parent and its Affiliates from time to time information regarding the Company, its Subsidiaries and their industry reasonably requested by the Lenders providing the Debt Financing (including the provision of monthly financial statements), (ii) participating in a reasonable number of meetings, presentations and due diligence sessions, (iii) furnishing Parent, its Affiliates and the Lenders information reasonably requested by any of them that is in the Company's or its Subsidiaries' possession, (iv) as of the Closing Date and contingent on the occurrence of the Closing, taking all corporate actions necessary and reasonable to authorize the consummation of the Debt Financing and (v) arranging for the termination of the Company's and its Subsidiaries credit facility on the Closing Date and contingent on the occurrence of the Closing, and procure customary payoff letters in connection therewith. Notwithstanding anything in this Agreement, neither the Company nor any of its Subsidiaries shall pay any fee or incur any liability or obligation in connection with the Financing prior to the Effective Time.

(b)    Subject to the provisions of Section 7.13(c), Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to (i) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions reflected in the Commitment Letters or on other terms as would not reasonably be expected to materially impede the ability of Parent and MergerSub to timely consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Law, and (ii) satisfy on a timely basis all conditions applicable to Parent and MergerSub set forth in the Commitment Letters and such definitive agreements that are within their control.

(c)    At the request of the Company, Parent shall keep the Company reasonably informed on a reasonably current basis and in reasonable detail of the status of the Financing. Without limiting the generality of the foregoing, Parent shall give the Company prompt (and in any event within one Business Day) written notice: (i) of any default or breach (or any event that, with or without notice, lapse of time or both, would give rise to any default or breach) by any party to, or of any event or circumstance that would give rise to an inability to satisfy one or more conditions precedent under, any Commitment Letter or Contract related to the Financing of which Parent has knowledge or becomes aware; and (ii) of the receipt of any written notice from any party to a Commitment Letter or Contract related to the Financing with respect to any actual or potential default, breach, termination or repudiation by such party of, or any inability to satisfy one or more conditions precedent under, any Commitment Letter or Contract related to the Financing. Parent shall not enter into, make, or cause or permit to be made any amendment, supplement or other modification to a Commitment Letter that amends, supplements or modifies the conditions precedent to the Financing in any manner that would reasonably be expected to delay or prevent the Closing from occurring on a timely basis, or make the funding of the Financing materially less likely to occur. Parent shall provide the Company with a copy of any amendment, supplement or other modification to a Commitment Letter promptly after the same is entered into. Subject to the terms and conditions of this Agreement, in the event that any material portion of the Financing becomes unavailable on the terms and conditions contemplated in one or more of the Commitment Letters, Parent shall promptly notify the Company thereof, and shall promptly following the occurrence of such event and for the 15-day period thereafter use its good faith efforts to arrange to (A) obtain alternative financing (in an amount at least equal to the amount of the Financing or such unavailable portion thereof, as the case may be, or such lesser amount, together with the available cash on hand of Parent and its Subsidiaries, as is sufficient for Parent and MergerSub to pay the aggregate Company Common Stock Merger Consideration and the aggregate Equity Award Consideration, to consummate the Merger upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith) from alternative sources (“Alternative Financing”), and (B) obtain a new financing commitment letter or letters with respect to such Alternative Financing (collectively, the “Alternative Commitment Letters”), which shall supersede any Commitment Letters, a true, complete and correct copy of each of which Parent shall promptly provide to the Company. In the event that any Alternative Commitment Letter is obtained, (1) any reference in this Agreement to the “Financing” shall mean the financing contemplated by the Commitment Letters as modified by the Alternative Commitment Letters, and (2) any reference in this Agreement to the “Commitment Letters” shall be deemed to include the Commitment Letters to the extent not superseded by Alternative Commitment Letters at the time in question and the Alternative Commitment Letters to the extent then in effect.

(d)    Notwithstanding anything in this Agreement to the contrary, but subject to its compliance with Section 7.13(a), Section 7.13(b) and Section 7.13(c), after the date of this Agreement but prior to the Effective Time, Parent may replace, amend or supersede the Debt Commitment Letters (the “New Financing Commitments”); provided, that the terms of the New Financing Commitments shall not expand upon or modify the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letters in any manner that would reasonably be expected to delay or prevent the Closing from occurring on a timely basis, or make the funding of the Debt Financing materially less likely to occur. In such event, the term “Debt Commitment Letters” as used herein shall be deemed to include the Debt Commitment Letters to the extent not so replaced, amended or superseded at the time in question and the New Financing Commitments to the extent then in effect.

Section 7.14    Director Resignations. The Company shall use its reasonable best efforts to deliver at the Closing signed letters of resignation from each member of the Company Board and each member of the board of directors (or any equivalent) of each Subsidiary pursuant to which each such director shall resign from his or her position as a director of the Company (and/or Subsidiary, as applicable) effective at the Effective Time.

ARTICLE VIII
CONDITIONS TO THE MERGER

Section 8.01    Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and MergerSub to consummate the Merger are subject to the satisfaction or waiver in writing (as permitted by applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)    The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter and Company Bylaws;

(b)    All material filings with or material permits, authorizations, consents and approvals of or expirations of waiting periods imposed by any Governmental Authority required to consummate the Merger shall have been obtained or filed or shall have occurred;

(c)    No applicable Law shall prohibit the consummation of the Merger and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree, ruling or other legal restraint or prohibition (whether temporary, preliminary or permanent) or taken any other action (including the failure to have taken an action) which, in any such case, has become final and non-appealable and has the effect of enjoining, restraining, preventing or prohibiting the consummation of the Merger or making the consummation of the Merger illegal (“Governmental Order”);

(d)    There shall not be pending any suit, action or proceeding brought by a Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated hereby, (ii) seeking to prohibit or limit the ownership or operation by the Company or any of its Subsidiaries of any material portion of the business or assets of the Company or any of its Subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company or any of its Subsidiaries, as a result of the Merger or any of the other transactions contemplated hereby or (iii) seeking to impose limitations on the ability of Parent, MergerSub or any of their respective Affiliates, to acquire or hold, or exercise full rights of ownership of, any Company Common Stock, including the right to vote Company Common Stock on all matters properly presented to the stockholders of the Company.

Section 8.02    Additional Conditions to Obligations of Parent and MergerSub. The obligations of Parent and MergerSub to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction or waiver in writing (as permitted by applicable Law), at or prior to the Effective Time, of each of the following conditions:

(a)    Representations and Warranties. The Fundamental Company Representations shall be true and correct in all respects except for breaches that have a de minimis effect, and all other representations and warranties of Company contained in this Agreement shall be true and correct in all respects, disregarding all qualifiers and exceptions relating to materiality or Company Material Adverse Effect other than in Section 4.19, (i) as of the date of this Agreement to the extent such representations and warranties speak of such date, and (ii) at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, as of such earlier date) with the same force and effect as though made on and as of such date; provided, that, in the event of a breach of a representation or warranty other than a Fundamental Company Representation, this Section 8.02(a) shall be deemed to have been satisfied unless the effect of all such breaches of representations or warranties taken together has had a Company Material Adverse Effect;

(b)    Agreements and Covenants. The Company shall have performed and complied with in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time;

(c)    Officer's Certificate. The Company shall have delivered to Parent a certificate, signed by an executive officer of the Company and dated as of the Closing Date, to the effect that the conditions set forth in this Section 8.02 have been satisfied;

(d)    No Material Adverse Effect. No circumstance, effect, event or change shall have occurred prior to the Effective Time which, individually or in the aggregate, has had a Company Material Adverse Effect;

(e)    Dissenter's Rights. The holders of not more than 20% of the outstanding Company Common Stock shall have demanded appraisal of their Company Common Stock in accordance with the DGCL;

(f)    FIRPTA Affidavit. The Company shall have delivered an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h); and

(g)    Notices. All of the notices to third parties set forth on Section 8.02(g) of the Disclosure Schedule shall have been made in form and substance reasonably satisfactory to Parent.

(h)    Company Closing Obligations and Expenses. The aggregate amount of unpaid Company Closing Obligations and Expenses as of the date hereof (as described in Section 8.02(h) of the Disclosure Schedule) plus the aggregate amount of Company Closing Obligations and Expenses incurred between the date hereof and the Closing Date shall not exceed the amount set forth on Section 8.02(h) of the Disclosure Schedule by more than $600,000 and the Company shall have delivered to Parent a certificate, signed by an executive officer of the Company and dated as of the Closing Date, to the effect that the condition set forth in this Section 8.02(h) has been satisfied.

Section 8.03    Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction or waiver in writing (as permitted by applicable Law), at or prior to the Effective Time, of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of MergerSub and Parent contained in this Agreement shall be true and correct in all respects, disregarding all qualifiers and exceptions relating to materiality or Parent Material Adverse Effect, (i) as of the date of this Agreement to the extent such representations and warranties speak of such date, and (ii) at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, as of such earlier date) with the same force and effect as though made on and as of such date; provided, that notwithstanding anything herein to the contrary, this Section 8.03(a) shall be deemed to have been satisfied unless the effect of all such breaches of representations or warranties taken together has had a Parent Material Adverse Effect;

(b)    Agreements and Covenants. Parent and MergerSub shall have performed and complied with in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time; and

(c)    Officer's Certificate. Parent shall have delivered to the Company a certificate, signed by an authorized officer of Parent and dated as of the Closing Date, to the effect that the conditions set forth in this Section 8.03 have been satisfied.

Section 8.04    Frustration of Closing Conditions. None of the Company, Parent or MergerSub may rely on the failure of any condition set forth in Section 8.02 or Section 8.03, as the case may be, to excuse it from its obligations hereunder if such failure was caused by such party's failure to comply with its obligations under this Agreement.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

Section 9.01    Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, notwithstanding the receipt of the Company Stockholder Approval, as follows (the date of any such termination, the “Termination Date”):

(a)    by mutual written consent of Parent and the Company;

(b)    by either Parent or the Company, if December 31, 2012 (the “Outside Date”) shall have occurred and the Merger shall not have been consummated; provided, that if this Agreement has not been submitted to the stockholders of the Company at the Company Stockholder Meeting by the date that is five days prior to the Outside Date (the “Prior Date”), the Outside Date shall automatically extend by five days to permit the Company Stockholder Meeting to occur (so long as the Company Stockholder Meeting is scheduled (as of the Prior Date) to occur during such extended period); provided, further, that the right to terminate this Agreement under this ýSection 9.01(b) shall not be available to a party whose failure to fulfill any of its obligation under this Agreement was the primary cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date;

(c)    by either Parent or the Company, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order; provided, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to a party unless such party shall have used its commercially reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger in accordance with Section 7.06;

(d)    by either Parent or the Company, if any applicable Law prohibits the consummation of the Merger;

(e)    by either Parent or the Company, if the Company Stockholders Meeting shall have concluded without the Company Stockholder Approval having been obtained;

(f)    by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or any representations or warranties become untrue or incorrect), which breach or failure to perform (or failure to be true and correct) (i) would give rise to the failure of a condition set forth in Section 8.02(a) or Section 8.02(b), and (ii) is either incurable, or if curable, is not cured by the Company within 30 days following receipt by the Company of written notice of such breach or failure; provided, at the time of the delivery of such written notice, Parent or MergerSub shall not be in material breach of its obligations under this Agreement;

(g)    by Parent, if (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company shall have materially breached any of its obligations under Section 7.03 or (iii) the Company enters into, or announces its intention to enter into, a Superior Proposal;

(h)    by Parent, if there are holders of insufficient shares of Company Common Stock present or represented by a proxy at the Company Stockholder Meeting to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting and the Company Stockholder Meeting is not adjourned to a later date;

(i)    by the Company, if Parent or MergerSub shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement (or any representations or warranties become untrue or incorrect), which breach or failure to perform (or failure to be true and correct) (i) would give rise to the failure of a condition set forth in Section 8.03(a) or Section 8.03(b), and (ii) is either incurable, or if curable, is not cured by Parent or MergerSub within 30 days following receipt by Parent of written notice of such breach or failure; provided, at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement;

(j)    by the Company, if the Company Board has effected a Company Adverse Recommendation Change pursuant to Section 7.03(b)(ii); or

(k)by the Company, if all of the conditions set forth in Section 8.01 and Section 8.02 have been and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing), the Company is, at such time, ready and willing to consummate the transactions contemplated by this Agreement (and has irrevocably confirmed the same to Parent in writing) and MergerSub has not received the proceeds of the Debt Financing by the Outside Date.

Section 9.02    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the provisions of Section 7.02(b), this Section 9.02, Section 9.03 and Article X shall survive any such termination; provided, that except as otherwise provided herein, no such termination shall relieve any party hereto from liability for any knowing and intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

Section 9.03    Fees and Expenses.

(a)    Subject to the proviso in Section 9.02, all out-of-pocket expenses, including all fees and expenses of accountants, investment bankers, legal counsel, financing sources and consultants incurred by a party or on its behalf in connection with or related to the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b)    Company Termination Fee. The Company agrees that the Company shall pay to Parent an amount equal to $1,285,000 (the “Company Termination Fee”) if this Agreement is validly terminated pursuant to:

(i)Section 9.01(b) by Parent or the Company and at any time after the date of this Agreement and before its termination any Person shall have made an Acquisition Proposal and the Company enters into a definitive agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, within nine months following the termination of this Agreement;

(ii)Section 9.01(e) by Parent or the Company and at any time after the date of this Agreement and before the vote on this Agreement at the Company Stockholders Meeting any Person shall have made an Acquisition Proposal and the Company enters into a definitive agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, within nine months following the termination of this Agreement;

(iii)Section 9.01(f) by Parent if the Company has knowingly and willfully breached its representations, warranties, covenants or agreements set forth in this Agreement;

(iv)Section 9.01(g)(i) or Section 9.01(g)(iii);

(v)Section 9.01(g)(ii) and at any time after the date of this Agreement and before its termination any Person shall have made an Acquisition Proposal and the Company enters into a definitive agreement with respect to that Acquisition Proposal, or that Acquisition Proposal is consummated, within twelve months following the termination of this Agreement;

(vi)Section 9.01(h) and at any time after the date of this Agreement and before the vote on this Agreement at the Company Stockholders Meeting any Person shall have made an Acquisition Proposal and the Company enters into a definitive agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, within nine months following the termination of this Agreement; or

(vii)Section 9.01(j).

If the Company Termination Fee is payable pursuant to Section 9.03(b)(iii), Section 9.03 (b)(iv) or Section 9.03(b)(vii), the Company Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds on the date of termination of this Agreement by the Company or as soon as is reasonably practicable following the date of termination of this Agreement by Parent, but in any event no more than two Business Days following such date. If the Company Termination Fee is payable pursuant to Section 9.03(b)(i), Section 9.03(b)(ii), Section 9.03(b)(v) or Section 9.03(b)(vi), the Company Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds on the date of consummation of the relevant Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, if this Agreement may be terminated under circumstances where the Company Termination Fee would be payable pursuant to this Section 9.03(b), the payment of the Company Termination Fee (plus the amounts payable under Section 9.03(d), if any) shall be the sole and exclusive remedy of Parent and MergerSub against the Company and its Subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents (each of the foregoing, the “Company Related Parties”) for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated for any reason, and upon payment by the Company of such amounts due in accordance with this Agreement, none of the Company, its Subsidiaries or any of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (or the termination of this Agreement) or the transactions contemplated by this Agreement (or the abandonment thereof) other than with respect to the Confidentiality Agreement. Notwithstanding the foregoing, nothing contained in this Section 9.03(b) shall restrict Parent's or MergerSub's rights to seek specific performance pursuant to the terms of Section 10.06. For purposes of Section 9.03(b)(i), Section 9.03(b)(ii), Section 9.03(b)(v) and Section 9.03(b)(vi), references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50.1%.”

(c)    Parent Termination Fee. Parent agrees that Parent shall pay to the Company an amount equal to $1,925,000 (the “Parent Termination Fee”) if this Agreement is validly terminated pursuant to Section 9.01(k). If the Parent Termination Fee is payable, the Parent Termination Fee shall be paid by Parent as directed by the Company in writing in immediately available funds as soon as is reasonably practicable following the date of termination of this Agreement by the Company, but in any event no more than two Business Days following such date. Notwithstanding anything to the contrary in this Agreement, (A) if this Agreement may be terminated pursuant to Section 9.01(k), the payment of the Parent Termination Fee (plus the amounts payable under Section 9.03(d), if any) shall be the Company's sole and exclusive remedy of the Company and its Subsidiaries against Parent, MergerSub, the Lenders and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents (each of the foregoing, the “Parent Related Parties”) for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated for any reason, and upon the payment by Parent of such amounts when due in accordance with this Agreement, none of Parent, MergerSub or the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (or the termination of this Agreement) or the transactions contemplated by this Agreement (or the abandonment thereof) other than with respect to the Confidentiality Agreement; and (B) none of the Company, its Subsidiaries or Company Related Parties shall have any rights or claims against any Investor or Lender in connection with this Agreement, the Commitment Letters or the Financing, whether at law or equity, in contract, in tort or otherwise. Notwithstanding the foregoing, nothing contained in this Section 9.03(c) shall restrict the Company's rights to seek specific performance pursuant to the terms of Section 10.06.

(d)    Each of the Company and Parent acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement; accordingly, if the Company or Parent fails to pay in a timely manner the amounts due pursuant to this Section 9.03, and, in order to obtain such payment, Parent or the Company makes a claim that results in a judgment against the Company or Parent for the amounts set forth in this Section 9.03, the Company or Parent, as applicable, shall pay to Parent or the Company, as applicable, the reasonable out-of-pocket costs and expenses of Parent or the Company, as applicable (including reasonable out-of-pocket attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 9.03 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Each of the parties further acknowledge that the Company Termination Fee or the Parent Termination Fee,

as the case may be, is not a penalty, but in each case is liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(e)    The parties hereto acknowledge and agree that in no event shall the Company or Parent be required to pay the Company Termination Fee or Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or Parent Termination Fee, as applicable, may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

Section 9.04    Waiver. At any time prior to the Effective Time, the Company, on the one hand, and Parent and MergerSub, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent (on behalf of Parent and MergerSub), as applicable. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X
GENERAL PROVISIONS

Section 10.01    Non-Survival of Representations, Warranties and Covenants. The representations, warranties and covenants in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time; provided, however, that those covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, shall survive the consummation of the Merger until fully performed.

Section 10.02    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) or by electronic email transmission (so long as receipt of such email is received) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent or MergerSub:

c/o Swander Pace Capital
100 Spear Street, Suite 1900
San Francisco, CA 94105
Telephone No: 415.477.8500
Facsimile No: 415.477.8510
E-mail: Mo@spcap.com; hthorne@spcap.com
Attention: C. Morris Stout; Heather Smith Thorne

with a copy to:

Kirkland and Ellis, LLP
555 California Street
San Francisco, CA 94104
Telephone No: 415.439.1400
Facsimile No: 415.439.1500
E-mail: stephen.oetgen@kirkland.com; stuart.casillas@kirkland.com
Attention: Stephen D. Oetgen; Stuart E. Casillas

if to the Company:

Physicians Formula Holdings, Inc.
c/o Mill Road Capital
382 Greenwich Avenue, Suite One

Greenwich, CT 06830
Telephone No: 203.987.3512
Facsimile No: 203.621.3280
Email: tlynch@millroadcapital.com
Attention: Thomas Lynch, Chairman of the Special Committee

with copies to:

Sheppard, Mullin, Richter & Hampton LLP
1901 Avenue of the Stars, Suite 1600
Los Angeles, CA 90067-6017
Telephone No: 310.228.3737
Facsimile No: 310.228.3939
Email: JNewby@sheppardmullin.com
Attention: Jon Newby, Esq.

All such notices, requests, claims, demands and other communications shall be deemed received, if delivered via facsimile or email, the date of transmission (transmission confirmed) if sent prior to 5:00 p.m. Pacific time on a Business Day (and if sent after 5:00 p.m. Pacific time on a Business Day, then on the next succeeding Business Day) and, if delivered via hand or registered certified mail, on the date of receipt by the recipient thereof.

Section 10.03    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.04    Amendment. This Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) at any time prior to the Effective Time; provided, that following receipt of the Company Stockholder Approval, no amendment shall be made to this Agreement which by Law would require further approval by the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 10.05    Entire Agreement; Assignment. This Agreement, together with the Equity Commitment Letter, Guarantee, Confidentiality Agreement and the Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise). Notwithstanding the foregoing, without the prior written consent of the Company, Parent and/or Surviving Corporation may (i) assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, to one or more of its Affiliates (but no such assignment shall relieve Parent and/or Surviving Corporation of any of their respective obligations hereunder) and (ii) collaterally assign any of its rights, but not its obligations, under this Agreement to any of its Lenders.

Section 10.06    Specific Performance. The parties hereto hereby agree that irreparable harm would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and each of the parties hereto hereby waives (i) the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. Accordingly, the parties hereto acknowledge and hereby agree that, unless this Agreement has been terminated in accordance with Article IX, in the event of any breach or threatened breach by the Company, on the one hand, or Parent and MergerSub, on the other hand, of any of their respective covenants, obligations or agreements set forth in this Agreement, the Company, on the one hand, and Parent and MergerSub, on the other hand, shall, subject to the following sentence, be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the other under this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any state or federal court located in the State of Delaware).

Notwithstanding anything to the contrary herein, it is explicitly agreed that (a) the Company shall not be entitled to seek specific performance of Parent's obligation to cause the Equity Financing to be funded to fund the Merger (including by requiring Parent and/or MergerSub to file one or more lawsuits against the Guarantor or any Investor to fully enforce the obligations of the Guarantor under the Guarantee and of the Investors under the Equity Commitment Letters and Parent's and/or MergerSub's rights thereunder) or cause the Merger to be consummated or the payments required to be made pursuant the Merger Agreement, unless: (A) all conditions in Section 8.01 and Section 8.02 (other than those conditions that by their nature are to be satisfied at the Closing and that would be capable of being satisfied if there were a Closing) have been and continue to be satisfied, (B) the financing provided for by the Debt Commitment Letters (or, if Alternative Financing is being used in accordance with Section 7.13(c), pursuant to the commitments with respect thereto), has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (C) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted pursuant to this Section 10.06 and the Equity Financing and Debt Financing are funded, then the Company is ready, willing and able to consummate the Merger; and (b) the Company shall not be entitled to seek specific performance to cause Parent and MergerSub to enforce the terms of the Debt Commitment Letters, including by demanding Parent and/or MergerSub to file one or more lawsuits against the Lenders to fully enforce such Lenders' obligations thereunder and Parent's and/or MergerSub's rights thereunder. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically the obligation to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). Under no circumstance shall the Company be permitted or entitled to receive both a grant of specific performance and payment of the Parent Termination Fee. For the avoidance of doubt, under no circumstances will the Company be entitled to monetary damages in excess of the amount of the Parent Termination Fee (plus the amounts payable under Section 9.03(d), if any). The Company acknowledges and agrees that it shall be entitled to enforce and obtain payment from the Guarantor pursuant to (and in accordance with the conditions set forth in) either the Guarantee or the Equity Commitment Letter (and not both) and under no circumstances shall the Guarantor be required to make any payments pursuant to both the Guarantee and the Equity Commitment Letter. Under no circumstance shall Parent or MergerSub be permitted or entitled to receive both a grant of specific performance and payment of the Company Termination Fee. For the avoidance of doubt, under no circumstances will Parent or MergerSub be entitled to monetary damages in excess of the amount of the Company Termination Fee (plus the amounts payable under Section 9.03(d), if any).

Section 10.07    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Article III and Section 7.04 and Section 7.05 (which are intended to be for the benefit of the persons covered thereby or the persons entitled to payment or indemnification thereunder and may be enforced by such persons).

Section 10.08    Governing Law; Enforcement and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. In any Action among or between any of the parties arising out of or relating to this Agreement, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.08, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (e) agrees that service of process upon such party in any such action shall be effective if such process is given as a notice in accordance with Section 10.02. Each party agrees not to commence any Action related to this Agreement or any of the transactions contemplated hereby except in such courts.

Section 10.09    Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.10    Counterparts. This Agreement may be executed and delivered in two or more original, facsimile or .PDF counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.11    Waiver. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 10.12    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

Section 10.13    Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion by the parties hereto of any other rights or the seeking of any other remedies, whether at law or in equity, against the other parties, or their respective successors or assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, MergerSub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PHYSICIANS FORMULA SUPERIOR HOLDINGS, LLC

By:	/s/ C. Morris Stout
Title:	President

PHYSICIANS FORMULA MERGER SUB, INC.

By:	/s/ C. Morris Stout
Title:	President

PHYSICIANS FORMULA HOLDINGS, INC.

By:	/s/ Ingrid Jackel
Title:	Chief Executive Officer